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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Newfield Exploration Company

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NEWFIELD EXPLORATION COMPANY
Houston, Texas
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 3, 2007
     To the stockholders of Newfield Exploration Company:
     Our 2007 annual meeting of stockholders will be held at 11:00 a.m., Central Daylight Time, on Thursday, May 3, 2007, in the Joe B. Foster Employee Communications Room, fourth floor, 363 N. Sam Houston Parkway E., Houston, Texas, for the following purposes:
     (1) to elect thirteen directors to serve until our 2008 annual meeting of stockholders;
     (2) to approve the Newfield Exploration Company 2007 Omnibus Stock Plan;
     (3) to approve the Second Amendment to Newfield Exploration Company 2000 Non-Employee Director Restricted Stock Plan;
     (4) to ratify the appointment of PricewaterhouseCoopers LLP as our independent accountants for the year ending December 31, 2007; and
     (5) to transact such other business as may properly come before such meeting or any adjournment thereof.
     The close of business on March 5, 2007, has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting or any adjournment thereof.
     You are cordially invited to attend the meeting.
By order of the Board of Directors,
Terry W. Rathert
Secretary
March 16, 2007

YOUR VOTE IS IMPORTANT
You are urged to vote your shares via the Internet, our toll-free telephone number or by signing, dating and promptly returning your proxy card in the enclosed envelope.

APPENDICES:

Appendix A —	Newfield Exploration Company 2007 Omnibus Stock Plan

Appendix B —	Second Amendment to Newfield Exploration Company 2000 Non-Employee Director Restricted Stock Plan

NEWFIELD EXPLORATION COMPANY
363 N. Sam Houston Parkway E.
Suite 2020
Houston, Texas 77060
(281) 847-6000
www.newfield.com
PROXY STATEMENT
For the 2007 Annual Meeting of Stockholders
     This proxy statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Newfield Exploration Company to be voted at Newfield’s 2007 annual meeting of stockholders to be held at 11:00 a.m., Central Daylight Time, on May 3, 2007, in the Joe B. Foster Employee Communications Room, fourth floor, 363 N. Sam Houston Parkway E., Houston, Texas or at any adjournment thereof. This proxy statement and the form of proxy/voting instruction card will be first mailed, given or otherwise made available to stockholders on or about March 21, 2007.
ABOUT THE MEETING
What is the purpose of the meeting?
     The purpose of the meeting is to:
•	elect thirteen directors;

•	approve the Newfield Exploration Company 2007 Omnibus Stock Plan;

•	approve the Second Amendment to Newfield Exploration Company 2000 Non-Employee Director Restricted Stock Plan;

•	ratify the selection of PricewaterhouseCoopers LLP as our independent accountants for the year ending December 31, 2007; and

•	transact such other business as may properly come before the meeting or any adjournment thereof.
Am I entitled to vote at the meeting?
     Only stockholders of record on March 5, 2007, the record date for the meeting, are entitled to receive notice of and to vote at the meeting.
What are my voting rights as a stockholder?
     Stockholders are entitled to one vote for each share of our common stock that they owned as of the record date. Stockholders may not cumulate their votes in the election of directors.
How do I vote?
     Stockholders may vote at the meeting in person or by proxy. Proxies validly delivered by stockholders (by Internet, telephone or mail as described below) and timely received by us will be voted in accordance with the instructions contained therein. If a stockholder provides a proxy but gives no instructions, such stockholder’s shares will be voted in accordance with the recommendation of our Board.

     You may vote by proxy three ways:
•	By Internet: Visit the website http://www.voteproxy.com and follow the on-screen instructions. To vote your shares, you must use the control number printed on your proxy/voting instruction card. Website voting is available 24 hours a day, seven days a week, and will be accessible until 11:59 p.m., Eastern Daylight Time, on May 2, 2007.

•	By Telephone: Call toll-free 1-800-PROXIES (1-800-776-9437). To vote your shares, you must use the control number printed on your proxy/voting instruction card. Telephone voting is accessible 24 hours a day, seven days a week, until 11:59 p.m., Eastern Daylight Time, on May 2, 2007.

•	By Mail: Mark your proxy/voting instruction card, date and sign it and return it in the postage-paid envelope provided. If the envelope is missing, please address your completed proxy/voting instruction card to Newfield Exploration Company, c/o American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10273-0923.
IF YOU VOTE BY INTERNET OR TELEPHONE, PLEASE DO
NOT RETURN YOUR PROXY/VOTING INSTRUCTION CARD.
Can I change my vote?
     Yes. A stockholder may revoke or change a proxy before the proxy is exercised by filing with our Secretary a notice of revocation, delivering to us a new proxy or by attending the meeting and voting in person. Stockholders who vote by telephone or the Internet may change their votes by re-voting by telephone or the Internet within the time periods listed above. A stockholder’s last timely vote, including via the Internet or telephone, is the one that will be counted.
What constitutes a quorum?
     Stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast must be present at the meeting in person or by proxy to constitute a quorum for the transaction of business. At the close of business on March 5, 2007, the record date for the meeting, there were 129,999,947 shares of our common stock outstanding.
What are your Board’s recommendations?
     Our Board recommends a vote:
•	“For” each of the thirteen nominees proposed for election as directors;

•	“For” approval of the Newfield Exploration Company 2007 Omnibus Stock Plan;

•	“For” approval of the Second Amendment to Newfield Exploration Company 2000 Non-Employee Director Restricted Stock Plan; and

•	“For” ratification of the selection of PricewaterhouseCoopers LLP as our independent accountants for the year ending December 31, 2007.
If any other matters are brought before the meeting, the proxy holders will vote as recommended by our Board. If no recommendation is given, the proxy holders will vote in their discretion.
What vote is required to approve each proposal?
     The thirteen nominees for election as directors who receive the greatest number of votes will be elected directors. Withheld votes and abstentions will have no effect on the outcome of the election.
     Approval of the Newfield Exploration Company 2007 Omnibus Stock Plan and the Second Amendment to Newfield Exploration Company 2000 Non-Employee Director Restricted Stock Plan require the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposals. Abstentions will have the same effect as a vote against approval. Under NYSE rules, the total votes cast on the proposals to approve the Newfield Exploration Company 2007 Omnibus Stock Plan and the Second Amendment to Newfield Exploration Company 2000 Non-Employee Director Restricted Stock Plan must represent a majority of all of the issued and outstanding shares of our common stock entitled to vote on the proposals. Brokers that do not receive instructions from their customers cannot vote on any of these proposals.
     Approval of the ratification of the selection of PricewaterhouseCoopers LLP as our independent accountants for 2007 requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote against ratification.
Other Information
     A copy of our annual report for the year ended December 31, 2006 accompanies this proxy statement. None of the information contained in our annual report is proxy solicitation material.
     We will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of our common stock. The costs of the solicitation will be borne by us.

ITEM 1.
ELECTION OF DIRECTORS
Nominees for Directors
     The Nominating & Corporate Governance Committee of our Board has nominated the thirteen persons named below for election as directors at our 2007 annual meeting of stockholders. If elected, each director will serve until our 2008 annual meeting of stockholders and thereafter until his or her successor has been elected and qualified. Unless instructions to the contrary are given, all properly executed and delivered proxies will be voted for the election of these thirteen nominees as directors. If any nominee is unable to serve, the proxy holders will vote for such other person as may be nominated by the Nominating & Corporate Governance Committee.

		Director
Nominees	Principal Occupation and Directorships	Since	Age(1)
David A. Trice	Chairman, President and Chief Executive Officer of Newfield; Director, Hornbeck Offshore Services, Inc., Grant Prideco Inc. and New Jersey Resources Corporation	2000	58

David F. Schaible	Executive Vice President — Operations and Acquisitions of Newfield	2002	46

Howard H. Newman	President and Chief Executive Officer of Pine Brook Road Partners, LLC	1990	59

Thomas G. Ricks	Chief Investment Officer of H&S Ventures L.L.C.	1992	53

C. E. (Chuck) Shultz	Chairman and Chief Executive Officer of Dauntless Energy Inc.; Chairman of Canadian Oil Sands Ltd.; Director, Enbridge Inc.	1994	67

Dennis R. Hendrix	Retired Chairman of PanEnergy Corp; Director, Allied Waste Industries, Inc., Grant Prideco Inc. and Spectra Energy Corp.	1997	67

Philip J. Burguieres	Chairman and Chief Executive Officer of EMC Holdings, LLC; Vice Chairman of Houston Texans; Chairman Emeritus, Weatherford International, Inc.; Director, FMC Technologies, Inc.	1998	63

John Randolph Kemp III	Retired President, Exploration Production, Americas of Conoco Inc.	2003	62

J. Michael Lacey	Retired Senior Vice President — Exploration and Production of Devon Energy Corporation	2004	61

Joseph H. Netherland	Chairman, President and Chief Executive Officer of FMC Technologies, Inc.	2004	60

J. Terry Strange	Retired Vice Chairman of KPMG, LLP; Director, BearingPoint, Inc., Compass Bancshares, Inc., Group 1 Automotive, Inc. and New Jersey Resources Corporation	2004	63

Pamela J. Gardner	President, Business Operations of Houston McLane Company d/b/a Houston Astros Baseball Club	2005	50

Juanita F. Romans	Chief Executive Officer of Memorial Hermann — Texas Medical Center Operations	2005	56

(1)	As of February 28, 2007.

     Each of the director nominees has been engaged in the principal occupation set forth opposite his or her name for the past five years except as follows:
     Mr. Trice was named Chairman of the Board of our company in September 2004.
     Mr. Schaible was promoted from Vice President to Executive Vice President of our company in November 2004.
     Mr. Newman has served as the President and Chief Executive Officer of Pine Brook Road Partners, LLC and its predecessor since April 2006. Mr. Newman was a general partner of Warburg, Pincus & Co. from January 1987 to April 2005 and was Vice Chairman and Senior Advisor of Warburg Pincus LLC from January 2001 to April 2006.
     Mr. Lacey retired from Devon Energy Corporation in February 2004. Throughout his 15 years with Devon, Mr. Lacey directed Devon’s worldwide exploration and production effort.
     Mr. Strange retired from KPMG, LLP in 2002 after a 34-year career with the accounting firm.
     Ms. Romans was Senior Vice President of Memorial Hermann Healthcare System and Chief Executive Officer of Memorial Hermann Hospital from January 2003 to June 2006. Ms. Romans was Vice President and Chief Operating Officer of Memorial Hermann Hospital from May 2001 to January 2003.

Security Ownership of Certain Beneficial Owners and Management
     The following table sets forth beneficial ownership information, unless otherwise indicated, as of February 28, 2007 with respect to (i) each person known by us to own beneficially 5% or more of our outstanding common stock, (ii) each of the named executive officers (see “Executive Compensation”), (iii) each of our directors and (iv) all of our executive officers and directors as a group.

	Beneficial Ownership(1)
Name of Beneficial Owner	Shares	Percent
Capital Research and Management Company(2)	13,977,000	10.8%
David A. Trice	688,685	*
Terry W. Rathert	317,617	*
David F. Schaible	359,841	*
Elliott Pew	76,522	*
Lee K. Boothby	110,731	*
Philip J. Burguieres	16,955	*
Dennis R. Hendrix	27,493	*
John Randolph Kemp III	6,945	*
J. Michael Lacey	3,433	*
Joseph H. Netherland	3,433	*
Howard H. Newman	174,171	*
Thomas G. Ricks	8,661	*
C. E. Shultz	18,071	*
J. Terry Strange	3,433	*
Pamela J. Gardner	2,437	*
Juanita F. Romans	2,437	*
Executive officers and directors as a group (consisting of 29 persons)(3)	3,102,854	2.4%

*	Less than 1%
(1)	Shares are deemed to be “beneficially owned” by a person if such person directly or indirectly has or shares the power to vote or dispose of the shares, whether or not such person has any pecuniary interest in the shares, or if such person has the right to acquire the power to vote or dispose of the shares within 60 days, including any right to acquire such power through the exercise of any option, warrant or right. The shares beneficially owned by Messrs. Trice, Rathert, Schaible and Boothby include 192,000, 116,000, 136,000 and 12,000 shares, respectively, that may be acquired by such persons within 60 days through the exercise of stock options. The shares owned by our executive officers and directors as a group include 830,400 shares that may be acquired by such persons within 60 days through the exercise of stock options.

(2)	All information in the table and in this note with respect to Capital Research and Management Company (CRM) is based solely on the Schedule 13G/A filed by CRM with the SEC on February 12, 2007. CRM, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is deemed to be the beneficial owner of all of the indicated shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. CRM has sole dispositive power with respect to all of the indicated shares and voting power with respect to 5,712,200 of the indicated shares. CRM’s address is 333 South Hope Street, Los Angeles, CA 90071.

(3)	None of the shares beneficially owned by our executive officers and directors has been pledged as security for an obligation.

CORPORATE GOVERNANCE
     Set forth below in question and answer format is a discussion about our corporate governance policies and practices, some of which have been modified since last year’s annual meeting, and other matters relating to our Board and its committees.
General
     Have you adopted corporate governance guidelines?
     Yes, our Board has formally adopted corporate governance guidelines that address such matters as director qualification standards, director responsibilities, board committees, director access to management and independent advisors, director compensation, director orientation and continuing education, evaluation of our chief executive officer, management succession and performance evaluations of our Board.
     Have you adopted a code of ethics and conduct?
     Yes, our Board has formally adopted a corporate code of business conduct and ethics applicable to our directors, officers and employees. Our corporate code includes a financial code of ethics applicable to our chief executive officer, chief financial officer and controller or chief accounting officer.
     How can I view or obtain copies of your corporate governance materials?
     The guidelines and codes mentioned above as well as the charters for each significant standing committee of our Board are available on our website for viewing and printing. Go to http://www.newfield.com and then to the “Corporate Governance—Overview” tab. We also will provide stockholders with a free copy of these materials upon request. Requests may be made by mail, telephone or the Internet as follows:
Newfield Exploration Company
Attention: Investor Relations
363 N. Sam Houston Parkway E., Suite 2020
Houston, Texas 77060
(281) 405-4284
http://www.newfield.com
Board of Directors
     How many independent directors do you have? How do you determine whether a director is independent?
     Our Board has affirmatively determined that eleven of the thirteen nominees for director are “independent” as that term is defined by NYSE rules. In making this determination, our Board considered transactions and relationships between each director nominee or his or her immediate family and our company and its subsidiaries, including those reported below under “Compensation Committee Interlocks and Insider Participation” and “Interests of Management and Others in Certain Transactions.” The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. As a result of this review, our Board affirmatively determined, based on its understanding of such transactions and relationships, that all of the directors nominated for election at the annual meeting are independent of our company under the standards set forth by the NYSE, with the exception of David A. Trice and David F. Schaible, who are management employees of our company. There is no family relationship between any of the nominees for director or between any nominee and any executive officer of our company.
     How many times did your Board meet last year?
     Our Board met in person or by conference telephone six times during 2006.

     Did any of your directors attend fewer than 75% of the meetings of your Board and his or her assigned committees during 2006?
     Yes. Juanita F. Romans attended 71% of the meetings of our Board and her assigned committees during 2006. All other directors attended at least 75% of the meetings of our Board and his or her assigned committees during 2006.
     How many of your directors attended the 2006 annual meeting of stockholders?
     All of our directors attended and were introduced during our 2006 annual meeting of stockholders. We strongly encourage our directors to attend annual meetings, but we do not have a formal policy regarding attendance.
     Do your non-management directors and independent directors meet in executive session?
     Yes, our non-management directors and independent directors meet separately on a regular basis — usually at each regularly scheduled meeting of our Board. We have no non-management directors who are not independent. Our corporate governance guidelines provide that our independent directors will meet in executive session at least annually and more frequently as needed at the call of one or more of our independent directors. Our corporate governance guidelines also provide that executive sessions will be presided over by our “Lead Director.” C. E. (Chuck) Shultz has served as our Lead Director since July 2005.
     How can interested parties communicate directly with your non-management directors?
     We have established a toll-free Ethics Line so that investors, employees and other interested parties can anonymously report through a third party any practices thought to be in violation of our corporate governance policies. The Ethics Line also can be used to make concerns known to our non-management directors on a direct and confidential basis. The telephone number for the Ethics Line is 1-866-843-8694. Additional information is available on our website at http://www.newfield.com under the tab “Corporate Governance—Overview.”
     How are your directors compensated?
     See “Executive Compensation—2006 Non-Employee Director Compensation” for information about our director compensation.
Committees
     Does your Board have any standing committees?
     Yes, our Board presently has the following significant standing committees:
•	Audit Committee;

•	Compensation & Management Development Committee; and

•	Nominating & Corporate Governance Committee.
Each of these committees is composed entirely of independent directors.
     Has your Board adopted charters for each of these committees? If so, how can I view or obtain copies of them?
     Yes, our Board has adopted a charter for each of these committees. The charters are available on our website for viewing and printing. Go to http://www.newfield.com and then to the “Corporate Governance—Overview” tab. We also will provide stockholders with a free copy of the charters upon request. See “—General—How can I view or obtain copies of your corporate governance materials?” for information about requesting copies from us.

Audit Committee
     What does the Audit Committee do?
     The primary purposes of the committee are:
•	appointing, retaining and terminating our independent accountants;

•	monitoring the integrity of our financial statements and reporting processes and systems of internal control;

•	evaluating the qualifications and independence of our independent accountants;

•	evaluating the performance of our internal audit function and independent accountants; and

•	monitoring our compliance with legal and regulatory requirements.
The Audit Committee also prepares a report each year in conformity with the rules of the SEC for inclusion in our annual proxy statement.
     Who are the members of the committee?
     The committee currently consists of Pamela J. Gardner, John Randolph Kemp III, Thomas G. Ricks, Juanita F. Romans and J. Terry Strange, with Mr. Ricks serving as chairman. We do not anticipate any significant change in the composition of the committee prior to our 2008 annual meeting of stockholders. Mr. Strange also serves on the audit committees of BearingPoint, Inc., Compass Bancshares, Inc., Group 1 Automotive, Inc. and New Jersey Resources Corporation. Our Board has determined that such simultaneous service on these other audit committees and on our Audit Committee will not impair the ability of Mr. Strange to serve effectively on our Audit Committee.
     Does the committee have an audit committee financial expert?
     Yes, our Board has determined that each of Messrs. Ricks and Strange meets the qualifications of an “audit committee financial expert” as defined by the rules promulgated by the SEC. Our Board has determined that each of Messrs. Ricks and Strange are independent of our company under the standards set forth by the NYSE.
     How many times did the committee meet last year?
     The committee held six meetings in person or by conference telephone during 2006.
Compensation & Management Development Committee
     What does the Compensation & Management Development Committee do?
     The primary purposes of the committee are:
•	reviewing, evaluating and approving the compensation of our executive officers and other key employees;

•	producing a report on executive compensation each year for inclusion in our annual proxy statement;

•	overseeing the evaluation and development of the management of our company; and

•	overseeing succession planning for our chief executive and other senior executive officers.
The committee has the sole authority to oversee the administration of compensation programs applicable to all of our employees, including executive officers. The committee may delegate some or all of its authority to subcommittees when it deems appropriate.

     Who are the members of the committee?
     The committee currently consists of Dennis R. Hendrix, John Randolph Kemp III, J. Michael Lacey, Joseph H. Netherland and C. E. (Chuck) Shultz, with Mr. Shultz serving as chairman. We anticipate that Philip J. Burguieres will be appointed to the committee after our 2007 meeting of stockholders. Otherwise, we do not anticipate any significant change in the composition of the committee prior to our 2008 annual meeting of stockholders.
     How many times did the committee meet last year?
     The committee held two meetings in person or by conference telephone during 2006.
     What are the committee’s processes and procedures for consideration and determination of executive compensation?
     Executive compensation is reviewed at least annually by the committee. With limited exceptions, the committee makes all decisions regarding the compensation of our executive officers in February of each year. These decisions include adjustments to base salary, grants of current and deferred awards under our incentive compensation plan and grants of long-term equity awards. The committee may delegate some or all of its authority to subcommittees when it deems appropriate. See “Executive Compensation—Compensation Discussion and Analysis—Compensation Process” for more information regarding the committee’s processes and procedures for consideration and determination of executive compensation.
Nominating & Corporate Governance Committee
     What does the Nominating & Corporate Governance Committee do?
     The primary purposes of the committee are:
•	advising our Board about the appropriate composition of the Board and its committees;

•	evaluating potential or suggested director nominees and identifying individuals qualified to be directors;

•	nominating directors for election at our annual meetings of stockholders or for appointment to fill vacancies;

•	recommending to our Board the directors to serve as members of each committee of our Board;

•	recommending to committees the individual members to serve as chairpersons of the committees;

•	approving the compensation structure for all non-employee directors;

•	advising our Board about corporate governance practices, developing and recommending appropriate corporate governance practices and policies and assisting in implementing those practices and policies;

•	overseeing the evaluation of our Board and its committees through an annual performance review; and

•	overseeing the new director orientation program and the continuing education program for all directors.
     Who are the members of the committee?
     The committee currently consists of Philip J. Burguieres, Pamela J. Gardner, Juanita F. Romans, Dennis R. Hendrix, Joseph H. Netherland, Howard H. Newman, Thomas G. Ricks and J. Terry Strange, with Mr. Hendrix serving as chairman. We do not anticipate any significant change in the composition of the committee prior to our 2008 annual meeting of stockholders.
     How many times did the committee meet last year?
     The committee held two meetings in person or by conference telephone during 2006.

     What guidelines does the committee follow when considering a director nominee for a position on your Board?
     The committee is responsible for identifying individuals qualified to become directors and for evaluating potential or suggested director nominees. Although the committee has not established written criteria or a set of specific minimum qualifications, our corporate governance guidelines provide that any assessment of a potential director nominee will include the individual’s qualification as independent, as well as consideration of his or her background, ability, judgment, skills and experience in the context of the needs of our Board. The committee is likely to consider whether a prospective nominee has relevant business or financial experience or a specialized expertise.
     Does the committee consider candidates for your Board submitted by stockholders and, if so, what are the procedures for submitting such recommendations?
     Yes, the committee considers suggestions from many sources, including stockholders, regarding possible candidates for director. Any such suggestions, together with appropriate biographical information, should be submitted to the Chairman of the Nominating & Corporate Governance Committee, c/o Terry W. Rathert, Secretary, Newfield Exploration Company, 363 N. Sam Houston Pkwy. E., Suite 2020, Houston, Texas 77060.
     What are the committee’s processes and procedures for consideration and determination of director compensation?
     The committee has the sole authority to approve the compensation structure for all of our non-employee directors. The committee may delegate some or all of its authority to subcommittees when it deems appropriate.
     Director compensation is reviewed at least annually by the committee. The committee seeks to set director compensation at an adequate level to compensate directors for their time and effort expended in satisfying their obligations to us without jeopardizing their independence.
     The increase in director compensation following our 2006 annual meeting of stockholders and the increase in director compensation to take effect following our 2007 annual meeting of stockholders are a result of the committee’s efforts to set director compensation at a level that is commensurate with peer companies in our industry. To assist it in its evaluation, the committee obtained industry data from Hewitt Associates LLC, a consulting firm. The increase to take effect following our 2007 annual meeting of stockholders is intended to place our director compensation at or near the 50th percentile of a selected group of peer companies. The selected group includes Apache Corporation, Cabot Oil & Gas Corporation, Forest Oil Corporation, Murphy Oil Corporation, Nexen Inc., Noble Energy, Inc., Pioneer Natural Resources Company and Pogo Producing Company.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     Our Compensation & Management Development Committee oversees the administration of compensation programs applicable to all of our employees, including our executive officers. With limited exceptions, the committee makes all decisions regarding the compensation of our executive officers in February of each year. These decisions include adjustments to base salary, grants of current and deferred awards under our incentive compensation plan and grants of long-term equity awards. Exceptions include promotions and compensation adjustments made for competitive purposes. Because this analysis addresses 2006 compensation, it discusses some of the compensation determinations made in February 2006 (increases in base salary and grants of restricted shares) and some of the determinations made in February 2007 (grants of awards under our incentive compensation plan relating to 2006).
     Compensation Objectives. Our compensation program is designed to attract and retain key employees and encourage growth in long-term stockholder value. The oil and gas industry has experienced robust conditions for the last four to five years after years of low commodity prices. The period of low prices resulted in significant attrition within the industry workforce. More recently, competition for talented geoscientists and petroleum engineers has become more acute. We believe that it is imperative that we maintain highly competitive compensation programs to attract and retain quality personnel.
     The cornerstone of our compensation program at all levels is “pay for performance.” We measure performance at individual and corporate levels. To achieve our objectives, we have structured our compensation program for executive officers to include a base salary, current and deferred awards under our performance-based incentive compensation plan and grants of long-term equity awards with performance-based vesting.
     Historically, we have set base salaries for our executive officers below the median for comparable positions at a selected group of peer companies in our industry. This places a large percentage of our executive officers’ compensation “at risk” under our performance-based incentive compensation plan and long-term equity awards with performance-based vesting, which is consistent with our “pay for performance” philosophy.
     Our incentive compensation plan (discussed below) is designed to reward profitability. We do not grant significant awards under our incentive compensation plan to our executive officers during years of lower profitability. Our incentive compensation plan is also designed to reward individual performance. Individual awards are granted based upon an executive’s impact during the year and his or her overall value to our company. In determining overall value, we take into account long-term performance, leadership, mentoring skills and other intangible qualities that contribute to corporate and individual success.
     Awards under our incentive compensation plan generally exceed industry average bonuses. We use current awards under our incentive compensation plan to keep our current cash compensation for our executive officers competitive with our industry peers and to balance the total cash portion of our compensation package when justified by performance. We use deferred awards under our incentive compensation plan and grants of long-term equity awards as retention incentives for employees and as an attempt to remain competitive with awards granted to comparable positions for comparable performance in our industry. Usually, a significant portion of the awards granted to our executive officers under our incentive compensation plan are deferred and paid out in four equal annual installments. With a few exceptions, executives are entitled to deferred awards only if they remain employed by us through the date of payment of the awards. We use these deferred awards along with grants of long-term equity awards as incentives to retain our executives and to align their interests with the interests of our stockholders.
     We take into account the following items of corporate performance in making compensation decisions for our executive officers:
•	our financial and operational performance for the year measured against our budget, after taking into account industry conditions, and against our peers;

•	total return to our stockholders as compared to our peers;

•	capital efficient growth of oil and natural gas reserves and production as measured against annual goals and objectives;

•	projected future growth through the development of existing projects, the creation and capture of new play concepts and the potential for new transactions;

•	leadership and representation of our company; and

•	contribution to the overall success of our company.
     Compensation Process. The committee has the sole authority to oversee the administration of compensation programs applicable to all of our employees, including executive officers. The managers of our operating and service units (most of whom are executive officers) are primarily responsible for evaluating and making recommendations regarding annual incentive compensation and equity awards with respect to those employees assigned to his or her unit. These recommendations are reviewed by an executive team consisting of our chief executive officer and our executive and senior vice presidents. After preparing his own evaluation of each unit manager and the other executive officers, our chief executive officer makes recommendations to the committee. Beginning with the 2005 award year, the committee retained Hewitt Associates LLC, a consulting firm, to assist it in compensation matters. The committee considers the information and recommendations provided by our chief executive officer and Hewitt in making compensation determinations.
     Chief Executive Officer. Our chief executive officer provides the committee with an evaluation of his performance that is based, in large part, upon the items listed above. The committee evaluates our chief executive officer on these and other criteria. The total compensation package for our chief executive officer is determined based on this evaluation and input from Hewitt. This package reflects his performance, the performance of our company and competitive industry practices.
     Other Executive Officers. Our chief executive officer makes recommendations to the committee on all compensation actions (other than his own compensation) affecting our executive officers. In developing his recommendation for an executive officer, our chief executive officer considers the self-evaluation prepared by the executive officer, the recommendations of our executive team to the extent applicable, input from Hewitt and his own evaluation. Our chief executive officer’s evaluation includes an assessment of the impact that the executive officer has had on our company during the award year and the executive officer’s overall value to the company as a senior leader. The assessment covers leadership and management capability, potential for future advancement and contributions to the long-term success of our company.
     The committee is provided with a summary of the self-evaluations of the executive officers and a summary of our chief executive officer’s evaluation along with the summaries for the past two or three years, which are used to assess long-term performance. Hewitt reviews and provides comments to the committee on our chief executive officer’s recommendations. The committee considers the information and recommendations provided by our chief executive officer and Hewitt when it establishes current and deferred awards under our incentive compensation plan and grants of long-term equity awards.
     Role of Consultant. Hewitt assists the committee and our chief executive officer in developing a competitive total compensation program that is consistent with our philosophy of “pay for performance” and to maintain a competitive total compensation package that will allow us to attract and retain top executives. Hewitt’s services include providing an annual comprehensive evaluation of the compensation of our top executive officers and their counterparts at a group of peer companies. The evaluation consists of a comparison of each element of compensation and a comparison of total compensation. For purposes of the 2006 compensation review process, the peer companies included in the evaluation were Apache Corporation, Cabot Oil & Gas Corporation, Chesapeake Energy Corporation, EOG Resources, Inc., Forest Oil Corporation, Kerr-McGee Corporation, Murphy Oil Corporation, Nexen Inc., Noble Energy, Inc., Pioneer Natural Resources Company, Plains Exploration & Production Company, Pogo Producing Company and Western Gas Resources, Inc.
     Elements of Compensation. Our compensation program for executive officers includes a base salary, current and deferred awards under our incentive compensation plan and grants of long-term equity awards. We also encourage our executive officers to save for retirement by matching (subject to the limits described below) each executive’s contribution to our 401(k) plan and deferred compensation plan for highly compensated employees. We do not, however, offer defined pension benefits or significant perquisites to our executive officers.
     Base Salary. Base salaries for executive officers are generally set below the median for comparable positions within our industry. As a result, a large portion of each executive officer’s compensation is dependent upon corporate and individual performance.
     Current and Deferred Awards Under Our Incentive Compensation Plan. We grant awards under our incentive compensation plan to reward our profitability. Our incentive compensation plan provides for the creation each calendar year of an award pool that is generally equal to 5% of our adjusted net income (as defined in the plan) plus the revenues attributable to designated overriding royalty or similar interests bearing on the interests of certain third party participants. At least 85% of the annual award pool must be paid out each year and up to 15% may be carried forward to the next year. All awards are paid in cash. Historically, the vast majority of awards have consisted of both a current and a deferred amount. Deferred awards are paid in four annual installments, each installment consisting of 25% of the deferred award, plus interest. Usually, a significant portion of the grants under the plan are in the form of deferred awards (38.1% in the aggregate and 47.6% for executive officers for the 2006 plan year and 33% in the aggregate and 47% for executive officers for the 2005 plan year). Employees are generally entitled to a deferred award only if they remain employed by us through the date of payment of the award. If an employee is terminated by us without cause (as defined in the plan), however, such employee will be entitled to receive regular installments of any outstanding deferred awards. Employees that have been continuously employed by us since December 31, 1992 are entitled to regular installments of their deferred awards regardless of their employment status with us unless they are terminated for cause (as defined in the plan).
     In addition to rewarding our executive officers for our profitability, we grant awards under our incentive compensation plan to reward individual performance that contributed to the performance of our company. Annual current awards are set to bring total cash compensation to a competitive level for comparable positions within our industry if justified by performance. Deferred awards are long-term incentives designed to smooth out compensation in high and low net income years and as a retention incentive.
     Long-Term Equity Awards Under Our Omnibus Stock Plans. We provide equity-based compensation and incentives to our executive officers through the award of restricted shares with performance-based vesting. We also may provide equity-based compensation and incentives to our executive officers through the award of time vested restricted shares or share units. Long-term equity awards are granted to executive officers as a reward for performance and to align their interests with the long-term growth and profitability of our company. The amount of each award is based upon individual performance and industry trends. Amounts realizable from prior equity-based awards also are considered in setting the amount of each award. Prior to 2003, long-term equity awards consisted of a combination of stock options and restricted shares.
     Savings/Deferred Compensation Plans. Our 401(k) plan and deferred compensation plan for highly compensated employees allow an eligible executive to defer up to 90% of his or her salary and all of his or her bonus on an annual basis. We make a matching contribution for up to 8% of the executive’s base salary.
     Perquisites. We do not provide any significant perquisites to our executive officers.
     Stock Ownership. We do not have stock ownership requirements or guidelines for our executive officers. However, all of our executive officers receive a significant amount of their total compensation in the form of grants of long-term equity awards. Our employees and directors generally are prohibited from trading in any derivatives related to our stock. Our executive officers and directors, however, may enter into long-term “hedging” transactions involving our stock if they receive approval from our Board.
     Financial Restatements. Our Board has not adopted a formal policy regarding the effects of a financial restatement on prior awards. Our incentive compensation plan, however, provides for adjustments to future award pools for financial restatements.
     Tax Deductibility Considerations. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public company for compensation paid to its chief executive officer or any of its four other most highly compensated executive officers to the extent that the compensation of any of these officers exceeds $1 million in any calendar year. Qualifying performance-based compensation is not subject to the deduction limit.
     The committee’s primary goal is to design compensation strategies that further our best interests and the best interests of our stockholders. To the extent not inconsistent with that goal, we attempt where practical to use compensation policies and programs that preserve the deductibility of compensation expense. The restricted stock awards granted in 2005 and 2006 under our stock plans are designed to qualify as performance-based compensation. However, the restricted stock granted in 2003 and all of the awards under our incentive compensation plan do not qualify as performance-based compensation for purposes of Section 162(m).
     2006 Executive Compensation. The 2006 Hewitt report was an important factor in the committee’s determination of the level of total compensation for our executive officers and for allocations between current and deferred awards under our incentive compensation plan. The report was used to set total cash compensation for our executive officers at the appropriate level based upon performance. The remainder of the awards were deferred. Specific actions taken by the committee regarding 2006 compensation for our chief executive officer, our chief financial officer and each of our three other most highly compensated executive officers (these five executive officers are referred to as the “named executive officers”) are summarized below.
     Mr. Pew, one of our named executive officers, retired from our company effective immediately after the end of 2006. The committee did not grant Mr. Pew a deferred award under our incentive compensation plan because it would have been immediately forfeited as result of his prior retirement.
     Base Salary. Annual base salaries for our named executive officers increased between 12% and 37% in 2006 compared to 2005 (37% for Mr. Trice, 16% for Mr. Rathert, 17% for Mr. Schaible, 19% for Mr. Pew and 12% for Mr. Boothby). The relatively large increase in Mr. Trice’s base salary was primarily attributable to the committee’s efforts to keep his salary within a reasonable range of the base salaries paid to chief executive officers of peer companies in our industry. Base salary adjustments in 2006 for the other named executive officers were based on peer group information, general levels of market salary increases, cost of living adjustments, individual performance and our overall financial and operating results, without any specific relative weight assigned to any of these factors.
     Base salaries for our named executive officers represented between 10% and 20% of their total compensation for 2006 (10% for Mr. Trice, 11% for Mr. Rathert, 12% for Mr. Schaible, 20% for Mr. Pew and 11% for Mr. Boothby). With the exception of Mr. Pew, these percentages are consistent with our “pay for performance” philosophy. Mr. Pew’s base salary as a percentage of total compensation is relatively high because he did not receive a deferred award under our incentive compensation plan because of his retirement.
     Incentive Compensation Awards. Awards granted under our incentive compensation plan to the named executive officers in February 2007 for the 2006 performance period are presented under “Bonus” in the 2006 Summary Compensation Table set forth below. After taking into account carryovers, the available award pool for our incentive compensation plan in 2006 was comparable to the 2005 award pool.
     The changes in incentive compensation awards granted to our named executive officers in 2006 from the awards granted in 2005 ranged between a 50% decrease and a 72% increase (an 8% decrease for Mr. Trice, a 9% increase for Mr. Rathert, a 7% decrease for Mr. Schaible, a 50% decrease for Mr. Pew and a 72% increase for Mr. Boothby). Awards for Messrs. Trice, Schaible and Pew were negatively impacted by our corporate performance during 2006. Mr. Pew’s award also decreased because he did not receive a deferred award as a result of his retirement. Mr. Rathert’s award increased as a result of his efforts in reaching an agreement with our insurance underwriters to settle all claims related to Hurricanes Katrina and Rita, in obtaining insurance for the 2006 hurricane season and in connection with the April 2006 issuance of $550 million principal amount of our 6⅝% Senior Subordinated Notes due 2016 and the redemption of $250 million principal amount of our 8⅜% Senior Subordinated Notes due 2012. Mr. Boothby’s award was increased to recognize the exceptional performance of our Mid-Continent division and the impact the resource plays in the Mid-Continent have had on our results.
     Incentive compensation awards for our named executive officers represented between 43% and 65% of their total compensation for 2006 (50% for Mr. Trice, 50% for Mr. Rathert, 51% for Mr. Schaible, 43% for Mr. Pew and 65% for Mr. Boothby). With the exception of Mr. Pew, these percentages are consistent with our “pay for performance” philosophy. Mr. Pew’s incentive compensation award as a percentage of total compensation is relatively low because he did not receive a deferred award as a result of his retirement.
     The allocation of the available pool among employees was based upon an employee’s impact on our 2006 results (weighted approximately 50%) and overall value to our company (including some consideration of future expectations) (weighted approximately 50%). The committee established awards for each of our named executive officers (other than our chief executive officer) after considering the recommendations of our chief executive officer and Hewitt. Based on these recommendations, with the exception of Mr. Pew, about 50% of the grants to these executive officers were in the form of deferred awards. The committee established the award for our chief executive officer after reviewing his self-evaluation and after considering Hewitt’s recommendations. For 2006, 50% of our chief executive officer’s award was deferred.
     Stock Plans. In February 2006, Mr. Trice was awarded 60,000 restricted shares, each of Messrs. Rathert, Schaible and Pew were awarded 34,000 restricted shares and Mr. Boothby was awarded 20,000 restricted shares pursuant to our 2004 omnibus stock plan. The fair value of these shares on the date of their award is reflected in our Grants of Plan-Based Restricted Stock Awards in 2006 table below. These actions were taken to provide our named executive officers with further incentive with respect to our future performance, to further align their interests with those of our stockholders and to reward them for their contribution to our performance in 2005.
2006 Summary Compensation Table
     The following table sets forth certain information with respect to the compensation of our named executive officers for the year ended December 31, 2006.

						Nonqualified
						Deferred	All
			Bonus		Stock	Compensation	Other
Name and Principal Position	Year	Salary	Current(1)	Deferred(2)	Awards(3)	Earnings(4)	Compensation(5)	Total
David A. Trice	2006	$475,000	$1,150,000	$1,150,000	$1,718,193	$46,331	$46,296	$4,585,820
President, Chief Executive Officer and Chairman of the Board
Terry W. Rathert	2006	272,833	600,000	600,000	856,374	20,550	30,205	2,379,962
Senior Vice President, Chief Financial Officer and Secretary
David F. Schaible	2006	291,667	625,000	625,000	859,819	8,541	30,206	2,440,233
Executive Vice President —Operations and Acquisitions
Elliott Pew	2006	276,667	600,000	—	497,295	6,415	30,580	1,410,957
Executive Vice President — Exploration
Lee K. Boothby	2006	210,833	625,000	625,000	431,700	5,124	18,372	1,916,029
Vice President — Mid-Continent

(1)	Reflects cash incentive compensation awards paid in February 2007, based upon performance in 2006, pursuant to our incentive compensation plan. See “—Compensation Discussion and Analysis.”

(2)	Reflects deferred incentive compensation awards granted in February 2007, based upon performance in 2006, pursuant to our incentive compensation plan. See “—Compensation Discussion and Analysis.” Deferred awards are paid in four annual installments, each installment consisting of 25% of the deferred award, plus interest.

(3)	Reflects compensation expense recognized for financial statement reporting purposes for 2006 computed in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (SFAS No. 123(R)), disregarding the estimate of forfeitures related to service-based vesting conditions, with respect to awards granted in 2006 and in prior years. Certain of these awards were granted pursuant to our 2004 omnibus stock plan and vest only if certain performance criteria are met. See “—Grants of Plan-Based Restricted Stock Awards in 2006.” For the assumptions used in the valuation of restricted stock awards, see Note 11, “Stock-Based Compensation,” to the audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2006 filed with the SEC.

(4)	Reflects “above-market” interest (as defined in SEC rules) earned on deferred awards granted under our incentive compensation plan and on compensation deferred pursuant to our deferred compensation plan for highly compensated employees.

(5)	Reflects (a) the amount we credited under our deferred compensation plan for highly compensated employees or contributed to our 401(k) plan for the benefit of the named executive officer ($38,000 for Mr. Trice, $21,827 for Mr. Rathert, $23,333 for Mr. Schaible, $22,133 for Mr. Pew and $15,000 for Mr. Boothby), (b) the compensation cost computed in accordance with SFAS No. 123(R) attributable to each named executive officer’s participation in our employee stock purchase plan ($8,140 for Mr. Trice, $8,223 for Mr. Rathert, $6,716 for Mr. Schaible, $8,291 for Mr. Pew and $3,216 for Mr. Boothby) and (c) premiums we paid of $156 with respect to term life insurance for the benefit of each named executive officer.

Grants of Plan-Based Restricted Stock Awards in 2006
     The following table contains information with respect to the named executive officers concerning grants of plan-based restricted stock awards during 2006. No stock options were granted to the named executive officers in 2006.

		Estimated Future Payouts
		Under Equity Incentive			Grant Date
		Plan Awards(1)			Fair Value of
Name	Grant Date	Threshold Shares	Target Shares	Maximum Shares	Stock Awards(2)
David A. Trice	2/14/06	—	30,000	60,000	$1,392,046
Terry W. Rathert	2/14/06	—	17,000	34,000	788,826
David F. Schaible	2/14/06	—	17,000	34,000	788,826
Elliott Pew	2/14/06	—	17,000	34,000	788,826
Lee K. Boothby	2/14/06	—	10,000	20,000	464,015

(1)	Reflects shares of restricted stock awarded in February 2006 under our 2004 omnibus stock plan.

(2)	Reflects the grant date fair value of each equity award computed in accordance with SFAS No. 123(R).
     The restricted shares awarded to our named executive officers were divided equally between “Base Restricted Shares” and “Bonus Restricted Shares.” To the extent declared and paid, dividends will be paid on restricted shares.
     Generally, the restricted shares will be forfeited if an executive officer does not remain continuously employed through March 1, 2009. The restricted shares will not be forfeited if, on or after March 1, 2008, the executive’s employment with us is terminated by reason of a qualified retirement (as defined in the award document). In addition, the Base Restricted Shares will vest and become nonforfeitable upon a change of control (as defined in our 2004 omnibus stock plan). The Bonus Restricted Shares will be forfeited upon a change of control occurring prior to March 1, 2008. If a change of control occurs on or after March 1, 2008, forfeiture restrictions with respect to the Bonus Restricted Shares will lapse in accordance with the schedule set forth below assuming the Measurement Period had ended on the day immediately prior to the day on which the change of control occurs. If not previously forfeited, the forfeiture restrictions will lapse on March 1, 2009, in accordance with the schedule set forth below. All shares subject to forfeiture restrictions immediately following that date will be forfeited.

	Percentage of Base Restricted Shares as to Which	Percentage of Bonus Restricted Shares as to Which
TSR Rank	Forfeiture Restrictions Lapse	Forfeiture Restrictions Lapse
Top 6	100%	100%
Top 7	100%	87.5%
Top 8	100%	75%
Top 9	100%	62.5%
Top 10	100%	50%
Top 11	100%	40%
Top 12	100%	30%
Top 13	100%	20%
Top 14	100%	10%
Top 15	100%	0%
Top 16	90%	0%
Top 17	80%	0%
Top 18	70%	0%
Top 19	60%	0%
Top 20	50%	0%
Below 20	0%	0%
     “TSR Rank” means our rank from one to one plus the total number of companies and indices comprising the Qualified Peer Group, with us, each such other company and each such index together ranked from best to worst based on our, each such other company’s and each such index’s Total Stockholder Return.
     “Total Stockholder Return” means the rate of return (expressed as a percentage) achieved with respect to our common stock, the primary common equity security of each company in the Qualified Peer Group and each index included in the Qualified Peer Group if (i) $100 was invested in each such security or index on the first day of the Measurement Period based on the average closing price of each such security or index for the 20 trading days immediately preceding such day, (ii) if the record date for any dividend to be paid with respect to a particular security occurs during the Measurement Period, such dividend was reinvested in such security as of the record date for such dividend (using the closing price of such security on such record date) and (iii) the valuation of such security or index at the end of the Measurement Period is based on the average closing price of each such security or index for the 20 trading days immediately preceding March 1, 2009.
     “Qualified Peer Group” means (i) the Dow Jones Industrial Average Index, (ii) the S&P 500 Index and (iii) each company included in the Initial Peer Group that has had its primary common equity security listed or traded on a national securities exchange or the Nasdaq National Market (or any successor thereto) throughout the Measurement Period. The following companies included in the “Initial Peer Group” no longer qualify for the “Qualified Peer Group”: Kerr-McGee Corporation and Western Gas Resources, Inc.
     “Initial Peer Group” means the following companies: Apache Corporation, Anadarko Petroleum Corporation, Cabot Oil & Gas Corporation, Chesapeake Energy Corporation, Cimarex Energy Co., Denbury Resources Inc., Devon Energy Corporation, Encana Corporation, EOG Resources, Inc., Forest Oil Corporation, Kerr-McGee Corporation, Murphy Oil Corporation, Nexen Inc., Noble Energy, Inc., Pioneer Natural Resources, Pogo Producing Company, Questar Corporation, Range Resources Corporation, Southwestern Energy Company, St. Mary Land & Exploration Company, Stone Energy Corporation, Swift Energy Company, The Houston Exploration Company, Talisman Energy Inc., Ultra Petroleum Corp., Inc., Western Gas Resources, Inc. and XTO Energy Inc.
     “Measurement Period” means the period beginning on March 1, 2006 and ending on February 28, 2009.

Outstanding Equity Awards at December 31, 2006
     The following table contains information with respect to the named executive officers concerning outstanding equity awards at December 31, 2006.

	Option Awards				Stock Awards
							Equity Incentive	Equity Incentive
					Number of	Market Value	Plan Awards:	Plan Awards:
	Number of Securities				Shares of	of Shares of	Number of	Market Value of
	Underlying		Option	Option	Stock That	Stock That	Unearned Shares	Unearned Shares
	Unexercised Options		Exercise	Expiration	Have Not	Have Not	That Have Not	That Have Not
Name	Exercisable	Unexercisable	Price	Date	Vested	Vested(1)	Vested(2)	Vested(1)
David A. Trice	20,000	—	$12.69	05/16/09	3,000(3)	$137,850	60,000(4)	$2,757,000
	60,000	—	14.91	02/10/10	66,667(5)	3,063,349	80,000(6)	3,676,000
	40,000	—	19.02	02/09/11
	32,000	8,000(7)	16.87	02/07/12
	32,000	8,000(8)	17.84	11/26/12
Terry W. Rathert	10,000	—	7.97	09/01/08	4,000(3)	183,800	34,000(4)	1,562,300
	40,000	—	14.91	02/10/10	40,000(5)	1,838,000	35,000(6)	1,608,250
	20,000	—	19.02	02/09/11
	24,000	6,000(7)	16.87	02/07/12
	16,000	4,000(8)	17.84	11/26/12
David F. Schaible	30,000	—	7.97	09/01/08	4,000(3)	183,800	34,000(4)	1,562,300
	40,000	—	14.91	02/10/10	40,000(5)	1,838,000	35,000(6)	1,608,250
	20,000	—	19.02	02/09/11
	24,000	6,000(7)	16.87	02/07/12
	16,000	4,000(8)	17.84	11/26/12
Elliott Pew(9)	—	4,000(7)	16.87	02/07/12	40,000(5)	1,838,000	34,000(4)	1,562,300
	—	4,000(8)	17.84	11/26/12			35,000(6)	1,608,250
Lee K. Boothby	8,400	—	19.02	02/09/11	1,200(3)	55,140	20,000(4)	919,000
	—	3,600(7)	16.87	02/07/12	16,000(5)	735,200	20,000(6)	919,000
	—	3,000(10)	16.25	08/14/12

(1)	Calculated by multiplying the number of shares of restricted stock that have not vested by the closing price of our common stock on the NYSE on December 29, 2006 of $45.95.

(2)	Reflects the maximum number of restricted shares covered by each grant.

(3)	Restricted shares were granted on February 7, 2002 pursuant to our 2000 omnibus stock plan. The shares vest on the ninth anniversary of the date of grant but will vest earlier at a rate of 20% per year if one of several annual performance targets (beginning with the year of grant) is achieved. One or more performance targets have been met each year.

(4)	Restricted shares were granted on February 14, 2006 pursuant to our 2004 omnibus stock plan. See “—Grants of Plan-Based Restricted Stock Awards in 2006” for the vesting schedule applicable to these awards.

(5)	Restricted shares were granted on February 12, 2003 pursuant to our 2000 omnibus stock plan. Mr. Trice was awarded 100,000 restricted shares, Messrs. Rathert, Schaible and Pew were each awarded 60,000 restricted shares and Mr. Boothby was awarded 24,000 restricted shares. The restricted shares vest on the ninth anniversary of the date of grant. However, the restricted shares may vest earlier, in accordance with the schedule listed below. On February 1, 2006, 33⅓% of the restricted shares granted in 2003 vested.

		Percentage of Restricted Shares
Measurement period	TSR Rank	Remaining unvested that vest

36 Months Ending January 31, 2006	Top 25%	100%
	Top 33⅓%	50%
	Top 50%	33⅓%
	50% or Below	0%

48 Months Ending January 31, 2007	Top 25%	100%
	Top 33⅓%	80%
	Top 50%	50%
	50% or Below	0%

60 Months Ending January 31, 2008	Top 25%	100%
72 Months Ending January 31, 2009	Top 33⅓%	100%
90 Months Ending January 31, 2010	Top 50%	50%
102 Months Ending January 31, 2011	50% or Below	0%

“TSR Rank” means the result (expressed as a percentage) obtained by dividing (a) our rank from one to one plus the number of companies comprising the Qualified Peer Group for the relevant Measurement Period set forth in the schedule above with us and each such other company ranked from best to worst based on each such company’s Total Stockholder Return for such Measurement Period by (b) one greater than the number of companies comprising the Qualified Peer Group for such Measurement Period.

“Total Stockholder Return” for a particular Measurement Period means the rate of return (expressed as a percentage) achieved with respect to our common stock and the common stock of each company in the Qualified Peer Group for such Measurement Period if (a) $100 were invested in the common stock of each such company at the beginning of such Measurement Period based on the closing price of the applicable common stock on January 31, 2003, (b) all dividends declared with respect to a particular common stock during such Measurement Period were reinvested in such common stock as of the payment date using the closing price on such date and (c) the per share valuation of such common stock at the end of such Measurement Period equaled the closing price on the last trading day occurring on or before the last January 31 of such Measurement Period.

“Qualified Peer Group” means each Qualified Peer Company; provided that, if there are more than 15 Qualified Peer Companies at the end of the relevant Measurement Period, then only the first 15 Qualified Peer Companies (taken in order from the list of companies in the definition of “Initial Peer Group”) will comprise the Qualified Peer Group for such Measurement Period.

“Qualified Peer Company” means each company included in the Initial Peer Group that (a) has been listed or traded on a national securities exchange or the Nasdaq National Market (or any successor thereto) throughout the relevant Measurement Period and (b) has not at any time during the relevant Measurement Period had a significant change in its capital structure or ownership as a result of a merger, consolidation, recapitalization, reorganization or similar transaction such that, in the discretion of the Compensation & Management Development Committee of our Board, such company should no longer be considered as one of our peers. The following companies no longer meet the definition of a “Qualified Peer Company”: Westport Resources Corporation, Tom Brown Inc., Kerr-McGee Corporation and Burlington Resources Inc.

“Initial Peer Group” means the following companies and their successors: Pogo Producing Company, Noble Energy, Inc., The Houston Exploration Company, Stone Energy Corporation, XTO Energy Inc., Westport Resources Corporation, Cabot Oil & Gas Corporation, EOG Resources, Inc., Forest Oil Corporation, Chesapeake Energy Corporation, Swift Energy Company, St. Mary Land & Exploration Company, Pioneer Natural Resources Company, Tom Brown Inc., Kerr-McGee Corporation, Apache Corporation, Burlington Resources Inc., Anadarko Petroleum Corporation, Devon Energy Corporation and Murphy Oil Corporation and any other companies designated by the Compensation & Management Development Committee from time to time.

(6)	Restricted shares were granted on February 8, 2005 pursuant to our 2004 omnibus stock plan and vest in accordance with the following schedule:

		Percentage of Restricted Shares
Measurement period	TSR Rank	Remaining unvested that vest

36 Months Ending January 31, 2008	Top 7	100%
	Top 10	50%
	Top 15	33⅓%
	Below 15	0%

48 Months Ending January 31, 2009	Top 7	100%
	Top 10	80%
	Top 15	50%
	Below 15	0%

60 Months Ending January 31, 2010	Top 7	100%
	Top 10	100%
	Top 15	100%
	Below 15	0%

“TSR Rank” means our rank from one to one plus the number of companies and indices comprising the Qualified Peer Group for the relevant Measurement Period set forth in the schedule above with us, each such other company and each such index together ranked from best to worst based on our, each such other company’s and each such index’s Total Stockholder Return for such Measurement Period.

“Total Stockholder Return” for a particular Measurement Period means the rate of return (expressed as a percentage) achieved with respect to our common stock, the common stock of each company in the Qualified Peer Group and each index in the Qualified Peer Group for such Measurement Period if (a) $100 were invested in our common stock, the common stock of each such company and each such index at the beginning of such Measurement Period based on the closing price of the applicable common stock or index on January 31, 2005, (b) all dividends declared with respect to a particular common stock during such Measurement Period were reinvested in such common stock as of the payment date using the closing price on such date and (c) the per share valuation of such common stock or such index at the end of such Measurement Period equaled the average closing price for the last ten trading days occurring on or before the last January 31 of such Measurement Period.

“Qualified Peer Group” means the Dow Jones Industrial Average Index, the S&P 500 Index and each company included in the Initial Peer Group that has had its primary common equity security listed or traded on a national securities exchange or the Nasdaq National Market (or any successor thereto) throughout the relevant Measurement Period. The following Companies included in the “Initial Peer Group” no longer qualify for the “Qualified Peer Group”: Burlington Resources Inc., Kerr-McGee Corporation, Spinnaker Exploration Company, Vintage Petroleum, Inc. and Western Gas Resources, Inc. As a result, 22 companies and two indexes remain in the “Qualified Peer Group.”

“Initial Peer Group” means the following 27 companies: Apache Corporation, Anadarko Petroleum Corporation, Burlington Resources Inc., Chesapeake Energy Corporation, Cabot Oil & Gas Corporation, Denbury Resources Inc., Devon Energy Corporation, Encana Corporation, EOG Resources, Inc., Forest Oil Corporation, Kerr-McGee Corporation, Murphy Oil Corporation, Nexen Inc., Noble Energy, Inc., Pioneer Natural Resources, Pogo Producing Company, Southwestern Energy Company, Spinnaker Exploration Company, St. Mary Land & Exploration Company, Stone Energy Corporation, Swift Energy Company, The Houston Exploration Company, Talisman Energy Inc., Ultra Petroleum Corp., Vintage Petroleum, Inc., Western Gas Resources, Inc. and XTO Energy Inc.

(7)	Vest at a rate of 20% per year with vesting dates of February 7, 2003, 2004, 2005, 2006 and 2007.

(8)	Vest at a rate of 20% per year with vesting dates of November 26, 2003, 2004, 2005, 2006 and 2007.

(9)	Mr. Pew’s unvested awards were forfeited upon his retirement immediately following the end of 2006.

(10)	Vest at a rate of 20% per year with vesting dates of August 14, 2003, 2004, 2005, 2006 and 2007.

Option Exercises and Stock Vested in 2006
     The following table contains information with respect to the named executive officers concerning option exercises and vesting of restricted stock during 2006.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on	on	on	on
Name	Exercise	Exercise	Vesting	Vesting
David A. Trice	10,000	$237,000	39,333	$2,029,129
Terry W. Rathert	—	—	26,000	1,333,780
David F. Schaible	—	—	27,000	1,379,210
Elliott Pew	16,000	480,760	23,000	1,184,290
Lee K. Boothby	20,000	501,749	9,200	477,676
2006 Nonqualified Deferred Compensation
     The following table contains information with respect to the named executive officers concerning nonqualified deferred compensation at December 31, 2006.

		Executive		Registrant	Aggregate	Aggregate	Aggregate
		Contributions		Contributions	Earnings	Withdrawals/	Balance
Name		in 2006(1)		in 2006(1)	in 2006(2)	Distributions	at December 31, 2006
David A. Trice	(3)	$1,150,000	(4)	$—	$144,955	$935,397	$3,161,711	(5)
	(6)	705,500		23,000	113,915	—	1,717,453	(7)
Terry W. Rathert	(3)	600,000	(4)	—	60,062	417,512	1,384,201	(5)
	(6)	136,827		6,827	47,832	—	660,877	(7)
David F. Schaible	(3)	625,000	(4)	—	76,914	519,527	1,646,224	(5)
	(6)	8,333		8,333	10,079	—	143,417	(7)
Elliott Pew	(3)	—		—	63,090	435,587	830,895	(5)(8)
	(6)	7,133		7,133	6,635	—	96,377	(7)
Lee K. Boothby	(3)	625,000	(4)	—	36,799	244,983	1,123,063	(5)
	(6)	59,875		—	8,301	—	136,425	(7)

(1)	All amounts were included as compensation in the 2006 Summary Compensation Table.

(2)	Only “above-market” interest (as defined in SEC rules) was included as compensation in the 2006 Summary Compensation Table ($46,331 for Mr. Trice, $20,550 for Mr. Rathert, $8,541 for Mr. Schaible, $6,415 for Mr. Pew and $5,124 for Mr. Boothby).

(3)	Row reflects amounts relating to deferred bonuses awarded under our incentive compensation plan.

(4)	Reflects deferred incentive compensation awards granted in February 2007 based upon performance in 2006. These awards are included in the “Aggregate Balance at December 31, 2006” column.

(5)	Only a portion of the December 31, 2006 balance was included as compensation in the Summary Compensation Table for 2006 and prior years ($3,023,561 for Mr. Trice, $1,323,433 for Mr. Rathert, $1,568,715 for Mr. Schaible, $767,337 for Mr. Pew and $1,087,008 for Mr. Boothby).

(6)	Row reflects amounts relating to our deferred compensation plan for highly compensated employees.

(7)	Only a portion of the December 31, 2006 balance was included in the Summary Compensation Table for 2006 and prior years (approximately $1,464,462 for Mr. Trice, $544,300 for Mr. Rathert, $113,885 for Mr. Schaible, $78,635 for Mr. Pew and $109,278 for Mr. Boothby).

(8)	Mr. Pew’s deferred bonuses under our incentive compensation plan were forfeited upon his retirement immediately following the end of 2006.

     Incentive Compensation Plan. Our incentive compensation plan provides for the creation each calendar year of an award pool that generally is equal to 5% of our adjusted net income (as defined in the plan) plus the revenues attributable to designated overriding royalty or similar interest bearing on the interest of certain third party participants. All awards are paid in cash. Awards may consist of both a current and a deferred amount. Deferred awards are paid in four annual installments, each installment consisting of 25% of the deferred award, plus interest. Deferred awards granted before the 2003 plan year accrue interest at prime rate. Subsequent deferred awards accrue interest at a rate of 6% per year, which may be adjusted by our Board from time to time. For 2006, the weighted average interest rate for deferred awards for the named executive officers was approximately 6%. Employees are generally entitled to a deferred award only if they remain employed by us through the date of payment of the award. If an employee is terminated by us without cause (as defined in the plan), however, such employee will be entitled to receive regular installments of their outstanding deferred awards. Messrs. Rathert and Schaible are entitled to regular installments of their deferred awards regardless of their employment status with us unless they are terminated for cause (as defined in the plan).
     Deferred Compensation Plan For Highly Compensated Employees. Our deferred compensation plan for highly compensated employees allows an eligible employee to defer up to 90% of his or her salary and all of his or her bonus on an annual basis. We make a matching contribution for up to 8% of the employee’s salary. Our contribution with respect to any particular employee under the deferred compensation plan for highly compensated employees is reduced to the extent that we make contributions to our 401(k) plan on behalf of that employee. Employee account balances accrue interest at a rate equal to the highest coupon rate paid on our public debt. For 2006, this rate equaled 8.375%. Benefit payments under our deferred compensation plan for highly compensated employees do not begin until the employee terminates employment with us.
     Effective January 1, 2007, we established an irrevocable rabbi trust to hold employee account balances under our deferred compensation plan for highly compensated employees. Employee account balances are now invested, at the direction of each employee, in substantially the same investment alternatives as are available under our 401(k) plan.
Potential Payments Upon Termination or Change of Control
     Change of Control Severance Agreements. In February 2005, we entered into change of control severance agreements with our named executive officers. The agreements have an initial term of either two or three years, with automatic daily extensions unless our Board takes action to cease the automatic extensions.
     The agreements, as amended, generally provide for a severance protection period that begins on the date of a change of control of our company and ends on either the second or the third anniversary of that date (certain circumstances may cause an extension of the period). During the protected period, if the executive’s employment is terminated by us without cause or by the executive for good reason, the agreement provides for the following severance benefits: (1) a lump sum cash payment equal to either two or three times the sum of (a) the greater of the executive’s base salary prior to the change of control or at any time thereafter and (b) one-half of the greater of the executive’s bonus compensation for the two years ending prior to the change of control or for the two years ending prior to the executive’s termination of employment, (2) full vesting of restricted stock awards (other than the Bonus Restricted Shares granted in February 2006) and stock options (vesting of restricted stock awards and stock options is also covered under our omnibus stock plans), (3) health coverage at active executive rates for either two or three years (health benefits are to be offset by any health benefits the executive receives from subsequent employment and a cash payment may be made by us in lieu of providing coverage if the executive is not eligible for the coverage or if the health benefits provided would be taxable to the executive) and (4) outplacement services. If the executive is terminated by us for failure to perform the executive’s duties for at least 180 days due to physical or mental illness, such severance benefits do not apply.
     A change of control is defined as follows: (1) we are not the survivor in any merger, consolidation or other reorganization (or survive only as a subsidiary); (2) the consummation of a merger or consolidation with another entity pursuant to which less than 50% of the outstanding voting securities of the survivor will be issued in respect of our capital stock; (3) we sell, lease or exchange all or substantially all of our assets; (4) we are to be dissolved and liquidated; (5) any person acquires ownership or control (including the power to vote) of more than 50% of the shares of our voting stock (based upon voting power); or (6) as a result of or in connection with a contested election of directors, the persons who were our directors before the election cease to constitute a majority of our Board.

However, a change of control does not include any merger, consolidation, reorganization, sale, lease, exchange, or similar transaction solely between us and one or more entities that were wholly owned by us immediately prior to the event.
     Good reason is defined as follows: (1) a material reduction in the executive’s authority, duties, titles, status or responsibilities or the assignment to the executive of duties or responsibilities inconsistent in any material respect from those previously in effect; (2) any reduction in the executive’s base salary; (3) any failure to provide the executive with a combined total of base salary and bonus compensation at a level at least equal to the combined total of (a) the executive’s base salary immediately prior to the change of control and (b) one-half of the total of all cash bonuses (whether paid or deferred) awarded to the executive for the two most recent years ending prior to the change of control; (4) we fail to obtain a written agreement from any successor to assume and perform the agreements; or (5) relocation of our principal executive offices by more than 50 miles or the executive is based at any office other than our principal executive offices.
     Cause is defined as follows: (1) willful and continued failure to substantially perform duties; (2) conviction of or plea of nolo contendre to a felony or a misdemeanor involving moral turpitude; (3) willful engagement in gross misconduct materially and demonstrably injurious to us; (4) material violation of any of our material policies; or (5) the executive is subject of SEC obtained or issued order for any securities violation involving fraud.
     If the payment of benefits under the agreement or otherwise results in the executive being subject to parachute payment excise taxes, we must make an additional payment to the executive in an amount such that after the payment of all income and excise taxes, the executive will be in the same net after-tax position as if no parachute payment excise taxes had been imposed. Receipt of benefits under the agreement (other than the vesting of stock awards) is subject to the executive’s execution of a comprehensive release, which contains a confidentiality agreement. If a dispute arises, the agreement provides for binding arbitration at our expense (unless the arbitrator provides otherwise with respect to the executive’s expenses).
     The agreements with Messrs. Trice, Rathert, Schaible and Pew provide for a three year initial term, a three year severance protection period, a three times multiplier for determining cash severance payment and three years of health coverage, while the agreement with Mr. Boothby provides for a two year initial term, a two year severance protection period, a two times multiplier for determining the cash severance payment and two years of health coverage. All five agreements provide for automatic daily extensions unless our Board takes action to cease the automatic extensions.
     Omnibus Stock Plans. Under our 2000, 2004 and 2007 omnibus stock plans, stock options will fully vest and restricted stock awards (other than the Bonus Restricted Shares granted in February 2006) will fully vest and become nonforfeitable upon a change of control (as defined in the plans).
     The Bonus Restricted Shares granted in February 2006 will be forfeited upon a change of control (as defined in our 2004 omnibus stock plan) occurring prior to March 1, 2008. If a change of control occurs on or after March 1, 2008, forfeiture restrictions with respect to Bonus Restricted Shares will lapse in accordance with the schedule set forth in footnote 2 to our Grants of Plan-Based Restricted Stock Awards in 2006 table assuming the Measurement Period had ended on the day immediately prior to the day on which the change of control occurs.
     The provisions of our omnibus stock plans described above will control the vesting of all stock options and restricted stock awards that are outstanding on the date of a change of control.
     Incentive Compensation Plan. Under our incentive compensation plan, deferred awards for Messrs. Trice and Boothby will fully vest upon a change of control (as defined in the plan). In addition, all of our named executive officers are entitled to full payment of their aggregate balance in our incentive compensation plan upon such a change of control. See “—2006 Nonqualified Deferred Compensation.”
     Deferred Compensation Plan. Upon termination of their employment with us, our named executive officers are entitled to full payment of their balance in our deferred compensation plan for highly compensated employees. See “—2006 Nonqualified Deferred Compensation.”

     Potential Payments Upon Termination Following Change of Control. The following table sets forth the potential payments due to named executive officers assuming the executive’s employment was terminated by us without cause or by the executive for good reason at December 31, 2006, immediately following a change of control.

			Deferred	Restricted	Option
			Bonus	Stock	Awards
			Unvested and	Unvested and	Unvested and	Health	Placement
		Bonus	Accelerated	Accelerated	Accelerated	Coverage	Services	Excise Tax
Name	Salary	(1)	(2)	(3)	(4)	(5)	(6)	Gross-Up	Total
David A. Trice	$1,500,000	$6,450,000	$2,015,040	$8,255,699	$457,520	$27,300	$30,000	$6,378,356	$25,113,915
Terry W. Rathert	840,000	3,000,000	—	4,411,246	286,920	40,500	30,000	2,708,577	11,317,243
David F. Schaible	900,000	3,825,000	—	4,411,246	286,920	40,500	30,000	3,063,553	12,557,219
Elliott Pew	855,000	3,150,000	832,729	4,227,400	228,760	40,500	30,000	2,858,004	12,222,393
Lee K. Boothby	430,000	1,225,000	499,012	2,168,886	193,788	27,000	30,000	1,585,713	6,159,399

(1)	In calculating the amount payable in respect of the executive’s bonus, we have assumed the termination occurred immediately following December 31, 2006.

(2)	Messrs. Rathert and Schaible were vested in their deferred awards at the time of grant.

(3)	Calculated by multiplying the number of unvested shares of restricted stock by the closing price of our common stock on the NYSE on December 29, 2006 of $45.95.

(4)	Calculated by taking the difference between the closing price of our common stock on the NYSE on December 29, 2006 of $45.95 and the exercise price of the stock option.

(5)	Reflects the estimated cost to us to provide existing medical and dental benefits to each executive for the time period specified in each executive’s agreement (three years for Messrs. Trice, Rathert, Schaible and Pew, and two years for Mr. Boothby). To the extent amounts paid by us for the executive’s medical and dental benefits are included in the executive’s gross income, the executive would be entitled to receive an additional tax gross up payment in an amount such that after the payment of taxes attributable to such inclusion, the executive would be in the same net after-tax position as if no income taxes had been imposed.

(6)	Represents the maximum benefit available to each executive.
2006 Non-Employee Director Compensation
     The following table contains information with respect to 2006 compensation for our non-employee directors.

	Fees Earned	Stock	All Other
Name	or Paid in Cash	Awards(1)(2)	Compensation(3)	Total
Howard H. Newman	$45,000	$58,553	$—	$103,553
Thomas G. Ricks	64,500	58,553	1,000	124,053
C.E. (Chuck) Shultz	60,000	58,553	1,000	119,553
Dennis R. Hendrix	51,000	58,553	—	109,553
Philip J. Burguieres	46,500	58,553	—	105,053
John Randolph Kemp III	49,500	58,553	—	108,053
J. Michael Lacey	47,250	58,553	—	105,803
Joseph H. Netherland	47,250	58,553	—	105,803
J. Terry Strange	51,750	58,553	—	110,303
Pamela J. Gardner	52,500	58,553	—	111,053
Juanita F. Romans	48,000	58,553	—	106,553

(1)	Reflects the dollar amount recognized for financial statement reporting purposes with respect to 2006 computed in accordance with SFAS No. 123(R), disregarding the estimate of forfeitures related to service-based vesting conditions. Amounts reflect compensation cost recognized with respect to awards granted in 2005 and 2006. The grant date fair value of each 2006 award computed in accordance with SFAS No. 123(R) was $74,982.51. For the assumptions used in the valuation of restricted stock awards, see Note 11, “Stock-Based Compensation,” to our audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2006 filed with the SEC.

(2)	Each non-employee director held 1,593 restricted shares at December 31, 2006.

(3)	Reflects amounts contributed during 2006 to a charitable institution pursuant to our matching gift program for non-employee directors. Under this program, we match our non-employee directors’ charitable contributions up to $1,000 per year. At December 31, 2006, $1,000 was payable under this program.
     For the annual period ending on May 3, 2006, our non-employee directors were paid an annual fee of $30,000. The chairpersons of the Audit Committee, Compensation & Management Development Committee and Nominating & Corporate Governance Committee received an additional annual fee of $6,000 during that period. Effective as of the annual period beginning May 4, 2006, the annual fee to non-employee directors increased to $40,000 and the additional annual fee to the chairpersons of the Audit Committee and Compensation & Management Development Committee increased to $15,000. Non-employee directors also receive a fee of $1,500 for each board meeting and committee meeting not held on the same day as a board meeting and a fee of $750 for each telephonic board or committee meeting. In addition, non-employee directors are paid a fee of $1,000 for each committee meeting held on the same day as a board meeting if the committee meeting lasts for a substantial period of time. For purposes of annual fees, an annual period begins on the date of our annual meeting of stockholders and ends on the date of our next annual meeting. Effective as of the annual period beginning May 3, 2007, the annual fee to non-employee directors will increase to $50,000 and our Lead Director will receive an additional annual fee of $15,000. Our non-employee directors earned $1,209,333 in the aggregate in 2006 as compensation for serving as directors. Only non-employee directors are compensated for serving as directors. Non-employee directors also are reimbursed for out-of-pocket expenses incurred to attend board and committee meetings.
     Director stock awards are granted pursuant to our non-employee director restricted stock plan. Each of our non-employee directors who was in office immediately after our 2005 annual meeting of stockholders was granted restricted shares with a market value of $30,000 based on the closing sales price of our common stock on the date of the annual meeting. Beginning immediately after our 2006 annual meeting, the market value of the annual restricted stock grant to our directors increased to $75,000. In addition, each non-employee director who is appointed to our Board (not in connection with an annual meeting of stockholders) is granted restricted shares with a market value of $75,000 based on the closing sales price of our common stock on the date of appointment. With respect to all such grants, the restrictions lapse on the day before the first annual meeting of stockholders following the date of grant. An aggregate of 200,000 restricted shares were initially available for issuance pursuant to our non-employee director restricted stock plan. Subject to stockholder approval at the annual meeting, our Board amended the plan on February 7, 2007 to increase the market value of restricted stock grants under the plan from $75,000 to $100,000. See “Item 4 — Approval of Second Amendment to Newfield Exploration Company 2000 Non-Employee Director Restricted Stock Plan.” As of February 28, 2007, there were 109,913 restricted shares available for grant and 17,523 restricted shares outstanding under our non-employee restricted stock plan.
     Each of Messrs. Burguieres, Hendrix, Kemp, Lacey, Netherland, Newman, Ricks, Shultz and Strange, Ms. Gardner and Ms. Romans were granted 1,593 restricted shares on May 4, 2006, the date of our 2006 annual meeting of stockholders.

Equity Compensation Plans
     The table below provides information relating to our equity compensation plans as of December 31, 2006.

	Number of		Number of Securities
	Securities to be		Remaining Available
	Issued Upon		For Future Issuance
	Exercise of	Weighted Average	Under Compensation
	Outstanding	Exercise Price of	Plans (Excluding
	Options, Warrants and	Outstanding Options,	Securities Reflected In
Plan Category	Rights	Warrants and Rights	First Column)
Equity compensation plans approved by our stockholders	5,571,502	$23.68	2,604,012

Equity compensation plans not approved by our stockholders	N/A	N/A	N/A

Total	5,571,502	$23.68	2,604,012

     All of our equity compensation plans have been approved by our stockholders.
Compensation Committee Interlocks and Insider Participation
     Messrs. Hendrix, Kemp, Netherland, Lacey and Shultz served during all of 2006 on the Compensation & Management Development Committee of our Board. There were no “interlocks” among any of the members of the committee and any of our executive officers.
     David A. Trice, our Chairman, President and Chief Executive Officer, and Susan G. Riggs, our Treasurer, are minority owners of Huffco International L.L.C. In May 1997, prior to Mr. Trice and Ms. Riggs joining us, we acquired from Huffco an entity now known as Newfield China, LDC, the owner of a 12% interest in a three field unit located on Blocks 04/36 and 05/36 in Bohai Bay, offshore China. Huffco retained preferred shares of Newfield China that provide for an aggregate dividend equal to 10% of the excess of proceeds received by Newfield China from the sale of oil, gas and other minerals over all costs incurred with respect to exploration and production in Block 05/36, plus the cash purchase price we paid Huffco for Newfield China ($6 million). At December 31, 2006, Newfield China had approximately $55 million of unrecovered exploration and production costs. As a result, no dividends have been paid to date on its preferred shares. We anticipate that Newfield China will begin paying preferred dividends in the third quarter of 2007. Based on our estimate of the net present value of the proved reserves associated with the unit, the indirect interests (through Huffco) in Newfield China’s preferred shares held by Mr. Trice and Ms. Riggs had a net present value of approximately $274,000 and $105,000, respectively, at December 31, 2006.
Interests of Management and Others in Certain Transactions
     David A. Trice, our Chairman, President and Chief Executive Officer, and Susan G. Riggs, our Treasurer, own an indirect interest in preferred shares of Newfield China, one of our subsidiaries. See “—Compensation Committee Interlocks and Insider Participation” above.
     Mr. Trice and Dennis R. Hendrix, one of our directors, serve as directors of Grant Prideco Inc. During 2006, we paid Grant Prideco Inc. approximately $2,736,000 for services rendered to us in the ordinary course of business. Grant Prideco Inc. provides pipe inspection, testing, threading and coating services to the oil and gas exploration and production industry.
     Mr. Trice serves on the board of directors of Hornbeck Offshore Services, Inc. In 2006, we paid Hornbeck Offshore Services, Inc. approximately $574,000 for marine transportation services rendered to us in the ordinary course of business. Hornbeck Offshore Services, Inc. provides marine vessel services to the offshore oil and gas exploration and production industry.

     Philip J. Burguieres, one of our directors, also is a director of JPMorgan Chase Texas. Affiliates of JPMorgan Chase Texas are the agent and a lender under our revolving credit facility. We also are parties to commodity and interest rate hedge agreements with affiliates of JPMorgan Chase Texas.
     In December 2005, we entered into a prospect generation agreement with a private equity fund and an investment vehicle formed and wholly owned by the fund (DBV). Until April 2006, Howard H. Newman, one of our directors, was a Vice Chairman and Senior Advisor of Warburg Pincus LLC, the manager of the fund.
     The purpose of the prospect generation agreement is to identify oil and gas prospects in mutually acceptable deepwater (200 meters or deeper) offshore basins by using controlled source electromagnetic technology (CSEM). The Gulf of Mexico, the U.K. North Sea and basins offshore Brazil and Malaysia are excluded from the agreement. Under the agreement, we will provide prospect generation services for three years and DBV will reimburse us for 50% of the costs (including allocated overhead) we incur in providing the services up to a maximum of $20 million (DBV’s commitment is $10 million). Generally, we must offer DBV the opportunity to invest in all projects within the covered area. However, neither party has any obligation to proceed beyond the identification of projects. Newfield will own 662/ 3 % and DBV will own 331/ 3 % of any projects that are captured under this arrangement. During 2006, we expended approximately $786,000 to provide prospect generation services under the agreement.
     We agreed, to the extent practicable, to give ElectroMagnetic GeoServices AS (EMGS), a leading provider of surveys utilizing CSEM, the opportunity to bid on all CSEM surveys obtained under our arrangement with WPD. Affiliates of Warburg Pincus LLC own a majority of the outstanding shares and Thomas G. Ricks, one of our directors, is an employee of HS Ventures LLC, the general partner of HS Management, L.P., and, in turn, a limited partner of Warburg Pincus Private Equity VIII, L.P., a shareholder of EMGS.
     C. E. Shultz, one of our directors, also is a director of Enbridge Inc. During 2006, we paid Enbridge Inc. approximately $1,858,000 for oil and gas transportation services rendered to us in the ordinary course of business. Enbridge Inc. provides oil and gas transportation services to the oil and gas exploration and production industry.
     Joseph H. Netherland, one of our directors, is the Chairman, President and Chief Executive Officer of FMC Technologies, Inc. Philip J. Burguieres, one of our directors, also is a director of FMC Technologies, Inc. During 2006, we paid FMC Technologies, Inc. approximately $3 million for services rendered to us in the ordinary course of business. FMC Technologies, Inc. provides well completion services, crane operations, emergency response service, welding services, valve reconditioning and repair services and other energy services to the oil and gas exploration and production industry.
     We have not formally adopted any policies or procedures for approval of related party transactions. However, related party transactions are strongly discouraged. All proposed related party transactions are disclosed to our Board and are addressed on a case-by-case basis.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. These persons are required by SEC rules to furnish us with copies of these reports. Based solely on our review of the copies of these reports received by us and representations from certain reporting persons that they have complied with the relevant filing requirements, we believe that all such filing requirements were complied with during the year ended December 31, 2006, except as follows:
     In February 2006, Gary D. Packer was granted 20,000 restricted shares. The grant should have been reported no later than February 17, 2006 but was reported late on February 21, 2006.
     In March 2006, David A. Trice acquired 10,000 shares of common stock upon the exercise of stock options. The exercise should have been reported no later than March 9, 2006 but was reported late on March 15, 2006.
     In March 2006, Stephen C. Campbell acquired 684 shares of common stock through our 401(k) Plan. The purchase should have been reported no later than March 13, 2006 but was reported late on March 20, 2006.

     In May 2006, Brian L. Rickmers satisfied tax withholding obligations upon the vesting of restricted shares by surrendering to the Company 106 vested shares. This withholding should have been reported no later than May 7, 2006 but was reported late on May 17, 2006.
     In May 2006, each of Messrs. Burguieres, Hendrix, Kemp, Lacey, Netherland, Newman, Ricks, Shultz and Strange, Ms. Gardner and Ms. Romans were granted 1,593 restricted shares. The grants should have been reported no later than May 8, 2006 but were reported late on May 17, 2006.
     In September 2006, W. Mark Blumenshine satisfied tax withholding obligations upon the vesting of restricted shares by surrendering to the Company 529 vested shares. The withholding should have been reported not later than September 22, 2006 but was reported late on October 5, 2006.
     In November 2006, Michael D. Van Horn was granted 50,000 restricted shares. The grant should have been reported no later than November 15, 2006 but was reported late on November 21, 2006.
     In December 2006, James J. Metcalf, Jr. was granted 390 shares of common stock in lieu of cash under our 1993 incentive compensation plan and he satisfied tax withholding obligations by surrendering to the Company 104 shares. These transactions should have been reported no later than December 5, 2006 but were reported late on December 13, 2006.
Compensation & Management Development Committee Report
     The Compensation & Management Development Committee currently consists of the five directors whose names appear below. Each member of the Committee is “independent” as defined in Section 303A.00 of the NYSE’s listing standards. The primary purposes of the Committee are:
•	reviewing, evaluating and approving the compensation of our executive officers and other key employees;

•	producing a report on executive compensation each year for inclusion in our annual proxy statement;

•	overseeing the evaluation and development of the management of our company; and

•	overseeing succession planning for our chief executive and other senior executive officers.
     The Committee performs the specific functions set forth in its charter, which is available on our website. Go to http://www.newfield.com and then to the “Corporate Governance—Overview” tab.
     The Committee held two meetings in person or by conference telephone during 2006.
     The Committee has reviewed and discussed with Newfield’s management the Compensation Discussion and Analysis included in its annual proxy statement on Schedule 14A relating to Newfield’s 2007 annual meeting.
     Based on the review and discussion referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Newfield’s proxy statement on Schedule 14A filed with the SEC.
     This report is submitted on behalf of the Compensation & Management Development Committee.
C. E. (Chuck) Shultz, Chairman
Dennis R. Hendrix
John Randolph Kemp III
J. Michael Lacey
Joseph H. Netherland

Audit Committee Report
     The Audit Committee currently consists of the five directors whose names appear below. Each member of the Committee is “independent” as defined in Section 303A.00 of the NYSE’s listing standards. The primary purposes of the Committee are:
•	appointing, retaining and terminating Newfield’s independent public accountants;

•	monitoring the integrity of Newfield’s financial statements and reporting processes and systems of internal control;

•	evaluating the qualifications and independence of Newfield’s independent public accountants;

•	evaluating the performance of Newfield’s internal audit function and independent public accountants; and

•	monitoring Newfield’s compliance with legal and regulatory requirements.
The Committee performs the specific functions set forth in its charter, which is available on our website. Go to http://www.newfield.com and then to the “Corporate Governance—Overview” tab.
     The Committee held six meetings in person or by conference telephone during 2006. The meetings were designed to facilitate and encourage communication between the Audit Committee and Newfield’s internal auditors and independent public accountants.
     The Committee has reviewed and discussed with Newfield’s management and PricewaterhouseCoopers LLP, Newfield’s independent accountants, the audited financial statements of Newfield included in its annual report on Form 10-K for the year ended December 31, 2006.
     The Committee also has discussed with Newfield’s independent public accountants the matters required to be discussed pursuant to SAS 61, 89 and 90, “Codification of Statements on Auditing Standards, Communication with Audit Committees.” The Committee has received and reviewed written disclosures and the letter from PricewaterhouseCoopers LLP as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with PricewaterhouseCoopers LLP such independent accountants’ independence. The Committee also has considered whether the provision of non-audit services to Newfield by PricewaterhouseCoopers LLP is compatible with maintaining their independence.
     Based on the review and discussion referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in Newfield’s annual report on Form 10-K for the year ended December 31, 2006 filed with the SEC.
     This report is submitted on behalf of the Audit Committee.
Thomas G. Ricks, Chairman
J. Terry Strange
John R. Kemp, III
Pamela J. Gardner
Juanita F. Romans

Principal Accountant Fees and Services
     Aggregate fees for professional services rendered to us by PricewaterhouseCoopers LLP for the years ended December 31, 2006 and 2005 were:

Category of Service	2005	2006
Audit fees	$1,585,771	$1,657,500
Audit related fees	2,445	43,100
Tax fees	58,875	77,810
All other fees	—	—

Total	$1,647,091	$1,778,410

     The audit fees for both years were for professional services rendered in connection with the audit of our 2005 and 2006 consolidated financial statements and reviews of our quarterly consolidated financial statements within such years. These fees also include the statutory audit fees in the U.K. and Malaysia and issuance of comfort letters, consents and assistance with review of various documents filed with the SEC.
     Audit related fees for 2006 were for consultation regarding our implementation of new accounting pronouncements during the year and for licensing fees for access to a technical literature database. Audit related fees for 2005 were for licensing fees for access to a technical literature database.
     Tax fees for both years were for services related to tax compliance, including the preparation of international tax returns and tax planning advice.
     PricewaterhouseCoopers did not provide us any financial information systems design or implementation services during 2006 or 2005.
     The Audit Committee reviews and pre-approves audit and non-audit services performed by our independent accountants as well as the fees charged for these services. The Audit Committee may delegate pre-approval authority for these services to one or more members, whose decisions are then presented to the full Audit Committee at its next scheduled meeting. In its review of all non-audit service fees, the Audit Committee considers, among other things, the possible effect of these services on the independence of our public accountants.

ITEM 2.
APPROVAL OF THE NEWFIELD EXPLORATION COMPANY
2007 OMNIBUS STOCK PLAN
     Our Board of Directors approved the Newfield Exploration Company 2007 Omnibus Stock Plan effective as of March 15, 2007 and directed that the plan be presented to our stockholders for approval at the annual meeting. As of February 28, 2007, an aggregate of 1,200,274 shares of our common stock were available for grant pursuant to all of our employee stock plans (other than pursuant to our Employee Stock Purchase Plan). Of this amount, not more than 391,235 shares of our common stock may be subject to restricted stock awards. Under the terms of our 2000 Omnibus Stock Plan, 406,756 shares of our common stock were available for grant as of February 28, 2007, of which not more than 22,826 shares may be subject to restricted stock awards. Under the terms of the 2004 Omnibus Stock Plan, 793,518 shares of our common stock were available for grant as of February 28, 2007. Under the fungible share pool design of our 2004 Omnibus Stock Plan, the shares of our common stock available for grant under the plan are reduced by two times the number of restricted shares granted under the plan. As a result, as of February 28, 2007, not more than 368,409 shares of our common stock may be subject to restricted stock awards under the 2004 plan.
     As of February 28, 2007, 5,441,887 shares of our common stock were subject to outstanding stock option awards granted under all of our employee stock plans (other than pursuant to our Employee Stock Purchase Plan). These awards have a weighted average exercise price per share of $23.71 and a weighted average remaining term of 6.2 years. As of February 28, 2007, excluding forfeited shares, 2,863,328 unvested shares of restricted stock were outstanding under all of our employee stock plans.
     As of February 28, 2007, we had approximately 864 full time employees.
Summary of the Plan
     The full text of the plan is included in this proxy statement as Appendix A. The following summary of the plan is qualified in its entirety by reference to the full text of the plan.
     Purpose. The purpose of the plan is to provide a means through which our company and its subsidiaries may attract and retain able employees and to provide a means whereby those individuals upon whom the successful administration and management of our company and its subsidiaries rest, and whose present and potential contributions to our welfare are of importance, may acquire and maintain stock ownership, thereby strengthening their concern for our company and its subsidiaries. A further purpose of the plan is to provide employees with additional incentive and reward opportunities designed to enhance our profitable growth and to better align the interests of such employees with those of our stockholders.
     Eligibility; Types of Awards. Under the plan, the committee administering the plan (which will be the Compensation & Management Development Committee of our Board) may award nonqualified stock options, incentive stock options, restricted stock and restricted stock units to employees of our company and its subsidiaries.
     Options. Options granted under the plan may be either “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code or “nonqualified stock options” that do not qualify for special tax treatment under Section 422 or similar provisions. Each option will have a specified term that cannot exceed 10 years.
     No stock option may be granted with a per share exercise price less than the fair market value of a share of our common stock on the date the stock option is granted. For this purpose, the fair market value of a share for a particular day is equal to the average of the high and low sales prices of our common stock on the NYSE on that day. Generally, the committee may not, without stockholder approval, amend any outstanding option to lower the exercise price or cancel and replace an outstanding option with an option having a lower option price.
     Restricted Stock. Under the plan, the committee may issue shares of our common stock in the form of restricted stock awards. Unless otherwise provided in the agreement governing an award, participants will have the right to vote restricted shares and the right to receive any cash dividends. The committee will determine the participants to whom restricted shares will be awarded, the number of shares to be awarded, the duration of the restricted period, the conditions under which the shares may be forfeited to us and any other terms and conditions. Restricted stock may not be disposed of by a participant until the restrictions specified in the restricted stock award expire.
     The committee also may establish performance targets applicable to restricted stock awards, including in such a manner as may permit lapse of restrictions with respect thereto to qualify as “performance-based compensation” pursuant to Section 162(m)(4)(C) of the Internal Revenue Code. Restrictions may lapse upon the attainment of one or more performance targets based on, among others, (a) the market price of our common stock, (b) our consolidated earnings per share, (c) our market share, (d) the market share of one of our business units, (e) our sales, (f) the sales of one of our business units, (g) our or one of our business unit’s consolidated net income (before or after taxes), (h) our or one of our business unit’s consolidated cash flow return on investment, (i) our or one of our business unit’s consolidated earnings before or after interest, taxes and depreciation, depletion and amortization, (j) the economic value added, (k) the return on stockholders’ equity achieved by us, (l) reserve additions or revisions, (m) economic value added from reserves, (n) total capitalization, (o) total stockholder return, (p) assets, (q) exploration successes, (r) production volumes, (s) finding and development costs, (t) cost reductions and savings, (u) return on sales or (v) profit margins. The committee may, in its discretion, terminate any restrictions applicable to a restricted stock award unless such action would cause an award that was designed to qualify as performance-based compensation to no longer so qualify.
     Restricted Stock Units. The plan also provides for the grant of restricted stock units. Each unit represents the right to receive in specified circumstances either one share of our common stock or the fair market value, in cash, of one share of our common stock. Participants will not have the right to vote shares reflected by restricted stock units or have the right to receive any cash dividends. The committee will determine the participants to whom restricted stock units will be awarded, the number of units to be awarded, the duration of the restricted period, the conditions under which the units may be forfeited to us and any other terms and conditions. Restricted stock units may not be disposed of by a participant, and settlement of vested restricted stock units shall be made in cash or in shares (subject to the terms of each award document) of our common stock as soon as practicable after vesting but in no event later than 30 days after vesting.
     The committee also may establish performance targets applicable to restricted stock unit awards, including in such a manner as may permit lapse of restrictions with respect thereto to qualify as “performance-based compensation” pursuant to Section 162(m)(4)(C) of the Internal Revenue Code. Restrictions may lapse upon the attainment of one or more performance targets based on, among others, (a) the market price of our common stock, (b) our consolidated earnings per share, (c) our market share, (d) the market share of one of our business units, (e) our sales, (f) the sales of one of our business units, (g) our or one of our business unit’s consolidated net income (before or after taxes), (h) our or one of our business unit’s consolidated cash flow return on investment, (i) our or one of our business unit’s consolidated earnings before or after interest, taxes and depreciation, depletion and amortization, (j) the economic value added, (k) the return on stockholders’ equity achieved by us, (l) reserve additions or revisions, (m) economic value added from reserves, (n) total capitalization, (o) total stockholder return, (p) assets, (q) exploration successes, (r) production volumes, (s) finding and development costs, (t) cost reductions and savings, (u) return on sales or (v) profit margins.
     Shares Available. No more than 1,100,000 shares of our common stock may be issued under the plan. With respect to each option granted under the plan, the number of shares available for issuance under the plan will be reduced by the number of shares subject to such option, and to the extent that such option lapses or the rights of its holder terminate, any shares not issued pursuant to such option shall again be available for grant under the plan. With respect to each award of restricted shares and restricted units, the number of shares available for issuance under the plan will be reduced by the number of shares subject to such award, and to the extent that such award lapses or the rights of its holder terminate, the number of shares subject to such award that were forfeited will again be available for grant under the plan. Under the terms of the plan, the maximum number of shares of our common stock that may be subject to option awards granted to any one employee during any calendar year is 250,000. In addition, the aggregate grant date fair market value of shares of our common stock that may be subject to or reflected by restricted stock awards or restricted stock unit awards granted to any one employee during any calendar year is $10,000,000. The number of shares available under the plan, the limits on the number of shares that may be subject to awards granted to any one employee during any calendar year and the number of shares subject to, and the exercise price of, outstanding stock options are subject to adjustment upon a change in our common stock as a result of a stock dividend or split, recapitalization, reorganization, reclassification or other similar change.
     Administration. The plan is administered by the Compensation & Management Development Committee, or a subcommittee of that committee, which must approve option, restricted stock, and restricted stock unit awards granted under the plan. The committee has broad powers to administer and interpret the plan, including the authority (a) to establish rules for the administration of the plan, (b) to select the participants in the plan, (c) to determine the types of awards to be granted and the number of shares covered by such awards and (d) to set the terms and conditions of such awards.
     Change of Control Provisions. Generally, effective upon or immediately prior to the occurrence of a change of control all restrictions on restricted shares and restricted units under the plan will immediately lapse and all options automatically will be fully exercisable. In addition, upon a change of control the committee may take one or more of the following actions in connection with any options granted under the plan: (a) cancel some or all of the outstanding options as of such time and provide for the purchase by us, in cash, of such options at a price determined pursuant to the terms of the plan, (b) make such adjustments to options then outstanding as the committee deems appropriate, in its sole discretion, to reflect such change of control or (c) provide that the number and class of shares covered by an outstanding option be adjusted so that such option will thereafter cover the number and class of shares of stock or other securities or property (including cash) to which the participant would have been entitled if, immediately prior to such change of control, the participant had been the holder of record of the number of shares of our common stock then covered by such option. Under the plan, a “change of control” generally means: (i) our company is not the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of another entity), (ii) we consummate a merger or consolidation of our company with another entity and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation will be issued in respect of the capital stock of our company, (iii) we sell, lease or exchange all or substantially all of our assets to any other person or entity, (iv) our company is dissolved or liquidated, (v) any person, entity or group acquires or gains control of more than 50% of our outstanding voting stock or (vi) as the result of a contested election, the persons who were our directors before such election cease to constitute a majority of our Board.
     Amendment. Our Board may, in its sole discretion, terminate or amend the plan at any time except that the terms of any award then outstanding may not be adversely affected without the consent of the holder of such award. However, our Board may not amend the plan without the approval of stockholders if the amendment would (a) increase the total number of shares of our common stock available for issuance under the plan, (b) change the class of individuals eligible to participate in the plan, (c) change or delete the restrictions on “repricing” options, (d) increase the maximum number of shares of our common stock that may be subject to awards granted to any one individual during any calendar year, (e) permit the award of shares of our common stock other than in the form of restricted stock, (f) provide for additional types of awards, (g) permit the price at which a share of our common stock may be purchased upon exercise of an option to be less than the fair market value of a share on the date the option is granted or (h) alter or otherwise change the foregoing restrictions.
     Federal Income Tax Consequences. The following is a general summary of the material United States federal income tax consequences relating to the plan based on federal income tax laws currently in effect. The summary is not intended to be exhaustive and does not describe the effect, if any, of gift, estate and inheritance taxes or of state, local or foreign taxes. The plan is not qualified under Section 401(a) of the Code.
     “Nonqualified stock options” granted under the plan are not intended to, and do not qualify for, the favorable tax treatment available to “incentive stock options” under Section 422 of the Internal Revenue Code. Generally, no income is taxable to the optionee (and we are not entitled to any deduction) upon the grant of a nonqualified stock option. When a nonqualified stock option is exercised, the optionee generally must recognize compensation taxable as ordinary income equal to the difference between the option price and the fair market value of the shares on the date of exercise. We are entitled to a deduction equal to the amount of compensation the optionee is required to recognize as ordinary income if we comply with applicable federal reporting requirements.
     “Incentive stock options” granted under the plan are intended to qualify for favorable tax treatment under Section 422. Under Section 422, an optionee recognizes no taxable income when an incentive stock option is granted. Further, the optionee generally will not recognize any taxable income when the incentive stock option is exercised if he or she has at all times from the date of the option’s grant until three months before the date of exercise been an employee of our company. We ordinarily are not entitled to any deduction upon the grant or exercise of an incentive stock option. Certain other favorable tax consequences may be available to the optionee if he or she does not dispose of the shares acquired upon the exercise of an incentive stock option for a period of two years from the granting of the option and one year from the receipt of the shares.
     A participant who receives a restricted stock award and who does not elect to be taxed at the time of grant will not recognize taxable income upon such grant and we will not be entitled to a deduction until the lapse of restrictions with respect to such shares. Upon such lapse, the participant will recognize taxable ordinary income in an amount equal to the fair market value of our common stock at that time, and subject to certain limitations on compensation in excess of $1 million set forth in Section 162(m) which may apply, we will be entitled to a deduction in the same amount. A participant may, however, elect to recognize taxable ordinary income in the year the shares are granted in an amount equal to their fair market value at that time (determined without regard to the restrictions). In that event, we will be entitled to a deduction in such year in the same amount, and any gain or loss recognized by the participant upon subsequent disposition of the shares will be capital gain or loss. Any dividends with respect to shares that are paid or made available to a participant (who has not elected to be taxed on the date of grant) while such shares remain forfeitable are treated as additional compensation taxable as ordinary income to the participant and deductible by us. If such election has been made with respect to the shares, dividends represent ordinary dividend income to the participant and are not deductible by us. If the participant elects to be taxed on the restricted shares on the date of grant and the participant subsequently forfeits such shares, the participant is not entitled to a deduction as a consequence of such forfeiture and we must include as ordinary income the amount we previously deducted with respect to such shares.
     Restricted stock units will generally be subject to the tax rules governing deferred compensation. However, if a restricted stock unit grant satisfies the requirements of the tax rules governing deferred compensation (or satisfies the requirements for an exemption from such rules), then a participant generally will not recognize any taxable income upon the grant or vesting of restricted stock units granted under the plan. A participant generally will recognize ordinary income equal to the amount of cash or the fair market value of the shares received in payment of the vested units. We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant, subject to limitations with respect to certain officers. If a restricted stock unit fails to satisfy the requirements under the tax rules for deferred compensation, then the participant will be subject to tax at his or her ordinary income tax rate plus 20% and may also owe interest. If a restricted stock unit is forfeited, a participant will recognize no taxable income.
     Certain provisions in the plan provide for the acceleration of the time at which options then outstanding may be exercised and the lapse of restrictions on restricted shares and restricted stock units. The value of such acceleration or lapse may constitute “parachute payments” which, could result in the individual receiving “excess parachute payments” (all or a portion of which would be allocated to those payments derived from an award of stock). We would not be allowed a deduction for any excess parachute payments and the recipient of the payments would be subject to a nondeductible 20% excise tax on such payments in addition to income tax otherwise owed with respect to such payment.
New Plan Benefits
     To date, no awards have been granted under the plan. Since awards under the plan will be granted at the sole discretion of the Compensation & Management Development Committee, we cannot currently determine either the persons who will receive awards under the plan or the amounts of any such awards.

ITEM 3.
APPROVAL OF THE SECOND AMENDMENT TO NEWFIELD EXPLORATION COMPANY
2000 NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN
     On February 7, 2007, our Board adopted the Second Amendment to Newfield Exploration Company 2000 Non-Employee Director Restricted Stock Plan and directed that the amendment be submitted to our stockholders for approval at the annual meeting. The purpose of the amendment is to increase the value of annual restricted stock grants under the plan from $75,000 to $100,000. A copy of the amendment is included in this proxy statement as Appendix B. If the amendment is not approved by our stockholders it will be void and the plan will continue in effect as if the amendment had not been adopted by our Board.
Summary of the Plan
     Set forth below is a summary of the plan. The full text of the plan was filed with the SEC as Exhibit 10.18 to our annual report on Form 10-K for the year ended December 31, 1999. The first amendment to the plan was filed with the SEC as Exhibit 10.5.1 to our annual report on Form 10-K for the year ended December 31, 2006.
     Purpose. The purpose of the plan is to enhance our ability to attract and retain qualified persons who are not employees for service as directors and to encourage ownership in our company by such non-employee directors by granting shares of our common stock subject to the restrictions described below.
     Eligibility. Only our non-employee directors are eligible to receive grants under the plan. A non-employee director is a director who is not an employee of our company and was not an employee of our company at any time during the preceding calendar year.
     Awards. Each non-employee director who is in office immediately after an annual meeting of stockholders is granted restricted shares with a market value of $75,000 based on the closing sales price of our common stock on the date of such meeting. In addition, each non-employee director who is appointed by our Board (not in connection with an annual meeting of stockholders) is granted restricted shares with a market value of $75,000 based on the closing sales price of our common stock on the date of appointment. Restrictions on shares granted pursuant to the plan generally lapse on the day immediately preceding the date of the next annual meeting of stockholders following the date of grant. The proposed amendment would increase the market value of the grants from $75,000 to $100,000.
     Shares Available. A total of 90,087 shares of our common stock have been granted and 109,913 shares remain available for grants under the plan. Any restricted shares that are forfeited are available for future grants. Grants of restricted shares under the plan will be in addition to, and will not replace, any cash or other compensation arrangement available to our non-employee directors. Any individual who has been nominated to be elected or appointed as a director may make an irrevocable written election not to be granted restricted shares. The plan provides for adjustment to the number of restricted shares that may be granted upon a change in our common stock as a result of a stock dividend or split, recapitalization, reorganization, reclassification or other similar change.
     Restrictions. A certificate for restricted shares granted under the plan will be issued in the name of each non-employee director, but the certificate will be held by us for the director’s account. The director will not be entitled to delivery of the certificate and the shares will be subject to transfer restrictions until the day before the next annual meeting of stockholders unless a non-employee director’s directorship terminates due to death or disability, in which case all transfer restrictions on all restricted shares held by such director will lapse. A director will forfeit all rights in restricted shares unless such director remains a non-employee director until the day before the next annual meeting of stockholders. Subject to the foregoing, the director will, commencing on the date of grant, have the rights and privileges of a stockholder as to the restricted shares, including the right to receive dividends and to vote.
     Notwithstanding the foregoing, the transfer restrictions on all restricted shares will lapse as of the effective date of any of the following events: (1) our company is not the surviving entity in any merger or consolidation, (2) we sell, lease or exchange or agree to sell, lease or exchange all or substantially all of our assets to another person or entity or (3) our company is dissolved or liquidated.

     Amendment. Our Board also has the right to amend the plan, but no amendment may be made without the approval of our stockholders if the amendment would (1) materially increase the benefits accruing to participants under the plan, (2) increase the aggregate number of shares of common stock that may be granted under the plan, (3) change the category of directors eligible to receive grants under the plan or (4) extend the maximum period during which grants may be made under the plan. In addition, the plan may not be amended more than once every six months, other than to comply with changes to the Internal Revenue Code, the Employee Retirement Income Security Act of 1974 or the rules thereunder.
     Termination. The plan may be terminated by our Board at any time. Unless sooner terminated, no restricted shares may be issued under the plan after February 10, 2010.
     Federal Income Tax Consequences. The following is a general summary of the material United States federal income tax consequences relating to the plan based on federal income tax laws currently in effect. The summary is not intended to be exhaustive and does not describe the effect, if any, of gift, estate and inheritance taxes.
     A non-employee director who receives a grant of restricted shares and does not elect to recognize income at the time of grant will not recognize taxable income and we will not be entitled to a deduction until the termination of restrictions with respect to such shares Upon the termination of restrictions, such director will recognize taxable ordinary income in an amount equal to the fair market value of our common stock at that time, and we will be entitled to a deduction in the same amount. A director may, however, elect to recognize taxable ordinary income in the year the shares are granted in an amount equal to their fair market value when granted (determined without regard to the restrictions). In that event, we will be entitled to a deduction in the year of grant in the same amount, and any gain or loss recognized by the non-employee director upon subsequent disposition of the shares will be capital gain or loss. Any dividends with respect to shares that are paid or made available to a non-employee director (who has not elected to recognize income on the date of grant) while such shares remain forfeitable are treated as additional compensation taxable as ordinary income to the director and are deductible by us. If the director has made an election to recognize income with respect to the shares on the date of grant, dividends represent ordinary dividend income to the director and are not deductible by us. If the director elects to recognize income on the restricted shares on the date of grant and the director subsequently forfeits the shares, the director is not entitled to a deduction as a consequence of such forfeiture and we must include as ordinary income the amount we previously deducted in the year of grant with respect to the shares.
New Plan Benefits
     Eleven of the 13 directors standing for re-election at the annual meeting qualify as non-employee directors. Assuming the amendment is approved by our stockholders at the annual meeting and each non-employee director is re-elected, the following table sets forth the name of each non-employee director who will receive a grant on the date of the annual meeting and the market value (which will be based on the closing sales price of our common stock on the date of the annual meeting) of the restricted shares to be granted to such non-employee director and to the non-employee directors as a group.

Name of Non-Employee Director	Dollar Value
Philip J. Burguieres	$100,000
Pamela J. Gardner	100,000
Dennis R. Hendrix	100,000
John Randolph Kemp III	100,000
Joseph H. Netherland	100,000
J. Michael Lacey	100,000
Howard H. Newman	100,000
Thomas G. Ricks	100,000
Juanita F. Romans	100,000
C.E. (Chuck) Shultz	100,000
J. Terry Strange	100,000
Non-employee directors as a group	1,100,000

ITEM 4.
RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
     The Audit Committee of our Board appointed PricewaterhouseCoopers LLP, independent public accountants, to audit our consolidated financial statements for the year ending December 31, 2007. We are advised that no member of PricewaterhouseCoopers has any direct or material indirect financial interest in our company or, during the past three years, has had any connection with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee.
     If the appointment is not ratified, the Audit Committee will consider the appointment of other independent accountants. A representative of PricewaterhouseCoopers is expected to be present at the annual meeting, will be offered the opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions.
OTHER BUSINESS
     Our Board does not know of any other matters that are to be presented for action at the meeting. If any other matters are brought before the meeting, the proxy holders will vote as recommended by our Board. If no recommendation is given, the proxy holders will vote in their discretion.
STOCKHOLDER PROPOSALS
     Any stockholder who desires to submit a proposal for inclusion in the proxy material for presentation at our 2008 annual meeting of stockholders must forward the proposal to our Secretary, at the address indicated on the cover page of this proxy statement, so that our Secretary receives it no later than November 17, 2007. Any notice of a proposal to be considered at our 2008 annual meeting of stockholders also should be submitted to our Secretary. Any such notice will be considered untimely if not received by our Secretary on or before February 5, 2008.
By order of the Board of Directors,
Terry W. Rathert
Secretary
March 16, 2007

Appendix A
NEWFIELD EXPLORATION COMPANY
2007 OMNIBUS STOCK PLAN
I. PURPOSE
     The purpose of this NEWFIELD EXPLORATION COMPANY 2007 OMNIBUS STOCK PLAN (as amended from time to time, this “Plan”) is to provide a means through which NEWFIELD EXPLORATION COMPANY, a Delaware corporation (the “Company”), and its subsidiaries may attract and retain able employees and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company and its subsidiaries rest, and whose present and potential contributions to the welfare of the Company and its subsidiaries are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and its subsidiaries. A further purpose of this Plan is to provide employees with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its subsidiaries and to better align the interests of such employees with those of the Company’s stockholders. Accordingly, this Plan provides for granting Incentive Stock Options, options that do not constitute Incentive Stock Options, Restricted Stock Awards, Restricted Stock Unit Awards and any combination of the foregoing, as is best suited to the circumstances of a particular employee.
II. DEFINITIONS AND CONSTRUCTION
     (a) Definitions. Where the following words and phrases are used in this Plan, they shall have the respective meanings set forth below, unless the context clearly indicates to the contrary:
     "Award” means, individually or collectively, any Option, Restricted Stock Award or Restricted Stock Unit Award.
     "Board” means the Board of Directors of the Company.
     "Change of Control” means the occurrence of any of the following events: (i) the Company is not the surviving Person in any merger, consolidation or other reorganization (or survives only as a subsidiary of another Person), (ii) the consummation of a merger or consolidation of the Company with another Person and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation will be issued in respect of the capital stock of the Company, (iii) the Company sells, leases or exchanges all or substantially all of its assets to any other Person, (iv) the Company is to be dissolved and liquidated, (v) any Person, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including the power to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power) or (vi) as a result of or in connection with a contested election of directors, the Persons who were directors of the Company before such election cease to constitute a majority of the Board. Notwithstanding the foregoing, for purposes of Paragraph X(d), (A) the definition of “Change of Control” shall not include clause (i) above or any merger, consolidation, reorganization, sale, lease, exchange, or similar transaction involving solely the Company and one or more Persons that were wholly owned, directly or indirectly, by the Company immediately prior to such event and (B) with respect to Restricted Stock Unit Awards, the definition of “Change of Control” shall be limited to the extent necessary to comply with the definition of “change in ownership or effective control” as defined in section 409A of the Code.
     "Change of Control Value” means (i) the price per share offered to stockholders of the Company in any merger, consolidation, reorganization, sale of assets or dissolution transaction that constitutes a Change of Control, (ii) the price per share offered to stockholders of the Company in any tender offer or exchange offer whereby a Change of Control takes place, or (iii) if a Change of Control occurs other than pursuant to a tender offer or exchange offer, the fair market value per share of the shares into which Awards are exercisable, as determined by the Committee. If the consideration offered to stockholders of the Company in any Change of Control transaction consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered that is other than cash.

     "Code” means the Internal Revenue Code of 1986, as amended. Reference in this Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.
     "Committee” means, subject to Paragraph IV(d), the Compensation & Management Development Committee of the Board.
     "Common Stock” means the common stock, par value $.01 per share, of the Company, or any security into which such Common Stock may be changed by reason of any transaction or event of the type described in Paragraph X.
     "Company” has the meaning specified in Paragraph I.
     An “employee” means any Person (including an officer or a director) in an employment relationship with the Company or any parent or subsidiary corporation (as defined in section 424 of the Code).
     "Exchange Act” means the Securities Exchange Act of 1934, as amended.
     "Fair Market Value” means, as of any specified date, the mean of the high and low sales prices of the Common Stock (i) reported by the National Market System of NASDAQ on that date or (ii) if the Common Stock is listed on a national stock exchange, reported on the stock exchange composite tape on that date (or such other reporting service approved by the Committee); or, in either case, if no prices are reported on that date, on the last preceding date on which such prices of the Common Stock were so reported. If the Common Stock is traded over the counter at the time a determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Common Stock on the most recent date on which Common Stock was publicly traded. If the Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate.
     "Forfeiture Restrictions” has the meaning specified in Paragraph VIII(a).
     "Holder” means an employee who has been granted an Award, all or any portion of which remains outstanding.
     "Incentive Stock Option” means an incentive stock option within the meaning of section 422 of the Code.
     "Option” means an Award granted under Paragraph VII of this Plan and includes both Incentive Stock Options to purchase Common Stock and Options to purchase Common Stock that do not constitute Incentive Stock Options.
     "Option Agreement” means a written agreement between the Company and a Holder with respect to an Option.
     "Person” means any individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated organization or association or other legal entity of any kind.
     "Plan” has the meaning specified in Paragraph I.
     "Requirements” has the meaning specified in Paragraph XII(g).
     "Restricted Stock Agreement” means a written agreement between the Company and a Holder with respect to a Restricted Stock Award.
     "Restricted Stock Award” means an Award granted under Paragraph VIII of this Plan.

     "Restricted Stock Unit Agreement” means a written agreement between the Company and a Holder with respect to a Restricted Stock Unit Award.
     "Restricted Stock Unit Award” means an Award granted under Paragraph IX of this Plan.
     "Rule 16b-3” means Securities and Exchange Commission Rule 16b-3 promulgated under the Exchange Act, as it may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or a similar function.
     "Unit Forfeiture Restrictions” has the meaning specified in Paragraph IX(b).
     (b) Construction. Unless the context otherwise requires, as used in this Plan (i) a term has the meaning ascribed to it; (ii) “or” is not exclusive; (iii) “including” means “including, without limitation;” (iv) words in the singular include the plural; (v) words in the plural include the singular; (vi) words applicable to one gender shall be construed to apply to each gender; (vii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Plan; (viii) the term “Paragraph” refers to the specified Paragraph of this Plan; (ix) the descriptive headings contained in this Plan are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan; (x) all references to amounts of money are to U.S. dollars; and (xi) a reference to any Person includes such Person’s successors and permitted assigns.
III. EFFECTIVE DATE AND DURATION OF THIS PLAN
     This Plan shall become effective upon the date of its adoption by the Board; provided that this Plan is approved by the stockholders of the Company within twelve months thereafter. Notwithstanding any provision in this Plan, in any Option Agreement, in any Restricted Stock Agreement or in any Restricted Stock Unit Agreement, no Option shall be exercisable and no Restricted Stock Award or Restricted Stock Unit Award shall vest prior to such stockholder approval. No further Awards may be granted under this Plan after ten years from the date this Plan was adopted by the Board. This Plan shall remain in effect until all Options granted hereunder have been satisfied or expired, and all Restricted Stock Awards and Restricted Stock Unit Awards granted hereunder have vested or been forfeited.
IV. ADMINISTRATION
     (a) Committee Administration. Subject to Paragraph IV(d), this Plan shall be administered by the Committee.
     (b) Powers. Subject to the express provisions of this Plan, the Committee shall have authority, in its sole discretion, to determine which employees shall receive an Award, the time or times when such Award shall be made, whether an Incentive Stock Option, nonqualified Option, Restricted Stock Award or Restricted Stock Unit Award shall be granted, the number of shares to be subject to each Option or Restricted Stock Award, and the number of shares reflected by each Restricted Stock Unit Award. In making such determinations, the Committee shall take into account the nature of the services rendered by the respective employees, their present and potential contribution to the Company’s success and such other factors as the Committee in its sole discretion may deem relevant.
     (c) Additional Powers. The Committee shall have such additional powers as are delegated to it by the other provisions of this Plan. Subject to the express provisions of this Plan, this shall include the power to construe this Plan and the respective agreements executed hereunder, to prescribe rules and regulations relating to this Plan, and to determine the terms, restrictions and provisions of the agreement relating to each Award, including such terms, restrictions and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering this Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any agreement relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Paragraph IV shall be conclusive.

     (d) Delegation of Authority by the Committee. Notwithstanding the preceding provisions of this Paragraph IV or any other provision of this Plan to the contrary, the Committee may from time to time, in its sole discretion, delegate all or any portion of its powers, duties and responsibilities under this Plan to a subcommittee of the Committee. In particular, the Committee may delegate the administration (or interpretation of any provision) of this Plan and the right to grant Awards under this Plan to a subcommittee consisting solely of two or more members of the Committee who are outside directors (within the meaning of the term “outside directors” as used in section 162(m) of the Code and applicable interpretive authority thereunder and within the meaning of “Non-Employee Director” as defined in Rule 16b-3). The Committee may put any conditions and restrictions on the powers that may be exercised by such subcommittee upon such delegation as the Committee determines in its sole discretion, and the Committee may revoke such delegation at any time.
V. SHARES SUBJECT TO THIS PLAN; GRANT OF OPTIONS;
GRANT OF RESTRICTED STOCK AWARDS;
GRANT OF RESTRICTED STOCK UNIT AWARDS
     (a) Shares Subject to this Plan and Award Limits. Subject to adjustment from time to time in accordance with the terms of this Plan, the aggregate number of shares of Common Stock that may be issued under this Plan shall not exceed 1,200,000 shares. With respect to each Option granted under this Plan, the number of shares of Common Stock available for issuance under this Plan shall be reduced by the number of shares subject to such Option, and to the extent that such Option lapses or the rights of its Holder terminate, any shares not issued pursuant to such Option shall again be available for the grant of an Award under this Plan. With respect to each Restricted Stock Award and each Restricted Stock Unit Award granted under this Plan, the number of shares of Common Stock available for issuance under this Plan shall be reduced by the number of shares subject to or reflected by such Award, and to the extent that such Award lapses or the rights of its Holder terminate, the number of shares subject to or reflected by such Award that were forfeited shall again be available for the grant of an Award under this Plan. Notwithstanding any provision in this Plan to the contrary, the maximum number of shares of Common Stock that may be subject to Option Awards granted to any one individual during any calendar year is 250,000 shares of Common Stock (as adjusted from time to time in accordance with the terms of this Plan). Notwithstanding any provision in this Plan to the contrary, the aggregate grant date Fair Market Value of shares of Common Stock that may be subject to Restricted Stock Awards or reflected by Restricted Stock Unit Awards granted to any one individual during any calendar year may not exceed $10,000,000. The limitations set forth in the preceding sentences shall be applied in a manner that will permit compensation generated under this Plan that is intended to constitute “performance-based” compensation for purposes of section 162(m) of the Code to qualify as such, including counting against such maximum number of shares or such aggregate grant date Fair Market Value, to the extent required under section 162(m) of the Code and applicable interpretive authority thereunder, any shares subject to Options that are canceled or repriced or the aggregate grant date Fair Market Value of any shares subject to Restricted Stock Awards or reflected by Restricted Stock Unit Awards that are forfeited.
     (b) Grant of Options. The Committee may from time to time grant Options to one or more employees determined by it to be eligible for participation in this Plan in accordance with the terms of this Plan.
     (c) Grant of Restricted Stock Awards. The Committee may from time to time grant Restricted Stock Awards to one or more employees determined by it to be eligible for participation in this Plan in accordance with the terms of this Plan.
     (d) Grant of Restricted Stock Unit Awards. The Committee may from time to time grant Restricted Stock Unit Awards to one or more employees determined by it to be eligible for participation in this Plan in accordance with the terms of this Plan.
     (e) Stock Offered. Subject to the limitations set forth in Paragraph V(a), the stock to be offered pursuant to the grant of an Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company. Any of such shares that remain unissued and that are not subject to or reflected by outstanding Awards at the termination of this Plan shall cease to be subject to this Plan but, until termination of this Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of this Plan.
VI. ELIGIBILITY
     Awards may be granted only to Persons who, at the time of grant, are employees. An Award may be granted on more than one occasion to the same Person, and, subject to the limitations set forth in this Plan, such Award may include an Incentive Stock Option, an Option that is not an Incentive Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award or any combination thereof.
VII. STOCK OPTIONS
     (a) Option Period. The term of each Option shall be as specified by the Committee at the date of grant, but in no event shall an Option be exercisable after the expiration of ten years from the date of grant.
     (b) Limitations on Exercise of Option. An Option shall be exercisable in whole or in such installments and at such times as determined by the Committee.
     (c) Special Limitations on Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as Options that do not constitute Incentive Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Holder’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Holder of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. An Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Holder’s lifetime only by such Holder or the Holder’s guardian or legal representative.
     (d) Option Agreement. Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of this Plan as the Committee from time to time shall approve, including provisions to qualify an Incentive Stock Option under section 422 of the Code. Each Option Agreement shall specify the effect of termination of employment on the exercisability of the Option. An Option Agreement may provide for the payment of the option price, in whole or in part, by the constructive delivery of a number of shares of Common Stock (plus cash if necessary) having a Fair Market Value equal to such option price. Moreover, an Option Agreement may provide for a “cashless exercise” of the Option by establishing procedures satisfactory to the Committee with respect thereto. The terms and conditions of the respective Option Agreements need not be identical. Subject to the consent of the Holder, the Committee may, in its sole discretion, amend an outstanding Option Agreement from time to time in any manner that is not inconsistent with the provisions of this Plan (including an amendment that accelerates the time at which the Option, or any portion thereof, may be exercisable).
     (e) Option Price and Payment. The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Committee but, subject to adjustment as provided in Paragraph X, such purchase price shall not be less than the Fair Market Value of a share of Common Stock on the date such Option is granted. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company, as specified by the Committee. The purchase price of the Option or portion thereof shall be paid or otherwise satisfied in full in the manner prescribed by the Committee and the applicable Option Agreement. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Option that does not constitute an Incentive Stock Option.
     (f) Restrictions on Repricing Options. Except as provided in Paragraph X, the Committee may not, without approval of the stockholders of the Company, amend any outstanding Option Agreement to lower the option price (or cancel and replace any outstanding Option Agreement with Option Agreements having a lower option price).
     (g) Stockholder Rights and Privileges. The Holder shall be entitled to all the privileges and rights of a stockholder only with respect to such shares of Common Stock as have been purchased under the Option and for which certificates of stock have been registered in the Holder’s name.
     (h) Options and Rights in Substitution for Stock Options Granted by Other Corporations. Options may be granted under this Plan from time to time in substitution for stock options held by individuals employed by corporations or other Persons who become employees as a result of a merger or consolidation or other business transaction with the Company or a subsidiary of the Company.
VIII. RESTRICTED STOCK AWARDS
     (a) Forfeiture Restrictions To Be Established by the Committee. Shares of Common Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on disposition by the Holder and an obligation of the Holder to forfeit and surrender the shares to the Company under certain circumstances (“Forfeiture Restrictions”). Applicable Forfeiture Restrictions shall be determined by the Committee in its sole discretion, and the Committee may provide that the Forfeiture Restrictions shall lapse upon (i) the attainment of one or more performance targets established by the Committee that are based on the price of a share of Common Stock, the Company’s consolidated earnings per share, the Company’s market share, the market share of a business unit of the Company designated by the Committee, the Company’s sales, the sales of a business unit of the Company designated by the Committee, the consolidated net income (before or after taxes) of the Company or any business unit of the Company designated by the Committee, the consolidated cash flow return on investment of the Company or any business unit of the Company designated by the Committee, the consolidated earnings before or after interest, taxes and depreciation, depletion and amortization of the Company or any business unit of the Company designated by the Committee, the economic value added, the return on stockholders’ equity achieved by the Company, reserve additions or revisions, economic value added from reserves, total capitalization, total stockholder return, assets, exploration successes, production volumes, finding and development costs, cost reductions and savings, return on sales or profit margins, (ii) the Holder’s continued employment as an employee for a specified period of time, (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion or (iv) a combination of any of the foregoing. The performance measures described in clause (i) of the preceding sentence may be subject to adjustment for specified significant extraordinary items or events; provided, however, that with respect to a Restricted Stock Award that has been granted to a “covered employee” (within the meaning of Treasury Regulation section 1.162-27(c)(2)) that has been designed to meet the exception for performance-based compensation under section 162(m) of the Code, such performance measures may only be subject to adjustment to the extent that such adjustment would not cause such Award to cease to be performance-based under applicable Treasury Regulations. In addition, such performance measures may be absolute, relative to one or more other companies or relative to one or more indexes, and may be contingent upon future performance of the Company or any subsidiary, division or department thereof. Each Restricted Stock Award may, in the sole discretion of the Committee, have Forfeiture Restrictions that are the same as or different from the Forfeiture Restrictions with respect to other Restricted Stock Awards.
     (b) Other Terms and Conditions. Common Stock awarded pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Holder of such Restricted Stock Award. Unless provided otherwise in a Restricted Stock Agreement, the Holder shall have the right to receive ordinary dividends with respect to Common Stock subject to a Restricted Stock Award, to vote Common Stock subject thereto and to enjoy all other stockholder rights, except that (i) the Holder shall not be entitled to delivery of the stock certificate until the Forfeiture Restrictions have expired, (ii) the Company shall retain custody of the stock until the Forfeiture Restrictions have expired, (iii) the Holder may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the stock until the Forfeiture Restrictions have expired and (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Agreement shall cause a forfeiture of the Restricted Stock Award. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to Restricted Stock Awards, including rules pertaining to the termination of employment (by retirement, disability, death or otherwise) of a Holder prior to expiration of the Forfeitures Restrictions. Such additional terms, conditions or restrictions, if any, shall be set forth in a Restricted Stock Agreement made in conjunction with the Award.
     (c) Payment for Restricted Stock. The Committee shall determine the amount and form of any payment for Common Stock received pursuant to a Restricted Stock Award, provided that, in the absence of such a determination, a Holder shall not be required to make any payment for Common Stock received pursuant to a Restricted Stock Award except to the extent otherwise required by law.
     (d) Committee’s Discretion to Accelerate Vesting of Restricted Stock Awards. The Committee may, in its sole discretion and as of a date determined by the Committee, fully vest any or all Common Stock awarded to a Holder pursuant to a Restricted Stock Award and, upon such vesting, all restrictions applicable to such Restricted Stock Award shall terminate as of such date. Any action by the Committee pursuant to this Paragraph VIII(d) may vary among individual Holders and may vary among the Restricted Stock Awards held by any individual Holder. Notwithstanding the preceding provisions of this Paragraph VIII(d), the Committee may not take any action described in this Paragraph VIII(d) with respect to a Restricted Stock Award that has been granted to a covered employee (as defined in Paragraph VIII(a)) if such Award has been designed to meet the exception for performance-based compensation under section 162(m) of the Code (unless such action would not cause such Award to cease to be performance-based under applicable Treasury Regulations).
     (e) Restricted Stock Agreements. At the time any Award is made under this Paragraph VIII, the Company and the Holder shall enter into a Restricted Stock Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may, in its sole discretion, determine to be appropriate. The terms and provisions of the respective Restricted Stock Agreements need not be identical. Subject to the consent of the Holder and the restriction set forth in the last sentence of Paragraph VIII(d), the Committee may, in its sole discretion, amend an outstanding Restricted Stock Agreement at any time and from time to time in any manner that is not inconsistent with the provisions of this Plan.
IX. RESTRICTED STOCK UNIT AWARDS
     (a) Restricted Stock Unit Awards. Each Restricted Stock Unit Award shall represent the right to receive in specified circumstances (as determined by the Committee) either (i) one share of Common Stock for each unit represented by such Award or (ii) the value, in cash, of each unit represented by such Award. The value of each unit represented by such Award shall be equal to the Fair Market Value of one share of Common Stock.
     (b) Unit Forfeiture Restrictions To Be Established by the Committee. Restricted Stock Unit Awards shall be subject to restrictions on disposition by the Holder and an obligation of the Holder to forfeit and surrender the units to the Company under certain circumstances (“Unit Forfeiture Restrictions”). Applicable Unit Forfeiture Restrictions shall be determined by the Committee in its sole discretion, and the Committee may provide that the Unit Forfeiture Restrictions shall lapse upon (i) the attainment of one or more performance targets established by the Committee that are based on the price of a share of Common Stock, the Company’s consolidated earnings per share, the Company’s market share, the market share of a business unit of the Company designated by the Committee, the Company’s sales, the sales of a business unit of the Company designated by the Committee, the consolidated net income (before or after taxes) of the Company or any business unit of the Company designated by the Committee, the consolidated cash flow return on investment of the Company or any business unit of the Company designated by the Committee, the consolidated earnings before or after interest, taxes and depreciation, depletion and amortization of the Company or any business unit of the Company designated by the Committee, the economic value added, the return on stockholders’ equity achieved by the Company, reserve additions or revisions, economic value added from reserves, total capitalization, total stockholder return, assets, exploration successes, production volumes, finding and development costs, cost reductions and savings, return on sales or profit margins, (ii) the Holder’s continued employment as an employee for a specified period of time, (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion or (iv) a combination of any of the foregoing. The performance measures described in clause (i) of the preceding sentence may be subject to adjustment for specified significant extraordinary items or events; provided, however, that with respect to a Restricted Stock Unit Award that has been granted to a “covered employee” (within the meaning of Treasury Regulation section 1.162-27(c)(2)) that has been designed to meet the exception for performance-based compensation under section 162(m) of the Code, such performance measures may only be subject to adjustment to the extent that such adjustment would not cause such Award to cease to be performance-based under applicable Treasury Regulations. In addition, such performance measures may be absolute, relative to one or more other companies or relative to one or more indexes, and may be contingent upon future performance of the Company or any subsidiary, division or department thereof. Each Restricted Stock Unit Award may, in the sole discretion of the Committee, have Unit Forfeiture Restrictions that are the same as or different from the Unit Forfeiture Restrictions with respect to other Restricted Stock Unit Awards.
     (c) Other Terms and Conditions. Unless provided otherwise in a Restricted Stock Unit Agreement, there shall be no adjustment to Restricted Stock Unit Awards for dividends paid by the Company other than for dividend equivalent adjustments made by the Committee for stock dividends in accordance with Paragraph X(b). A Holder shall not have any right to vote the shares of Common Stock reflected by a Restricted Stock Unit Award. A breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Unit Agreement shall cause a forfeiture of the Restricted Stock Unit Award. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to Restricted Stock Unit Awards, including rules pertaining to the termination of employment (by retirement, disability, death or otherwise) of a Holder prior to expiration of the Unit Forfeitures Restrictions. Such additional terms, conditions or restrictions, if any, shall be set forth in a Restricted Stock Unit Agreement made in conjunction with the Award.
     (d) Settlement of Restricted Stock Units. Unless provided otherwise in a Restricted Stock Unit Agreement, settlement of a vested Restricted Stock Unit Award or, if an Award provides for partial vesting, the vested portion of such Award shall be made in a single payment or delivery of cash or shares of Common Stock (as provided in the Restricted Stock Unit Agreement) as soon as practicable after vesting but in no event later than 30 days after the Award or portion of the Award becomes vested.
     (e) Restricted Stock Unit Agreements. At the time any Award is made under this Paragraph IX, the Company and the Holder shall enter into a Restricted Stock Unit Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may, in its sole discretion, determine to be appropriate. The terms and provisions of the respective Restricted Stock Unit Agreements need not be identical. Subject to the consent of the Holder, the Committee may, in its sole discretion, amend an outstanding Restricted Stock Unit Agreement at any time and from time to time in any manner that is not inconsistent with the provisions of this Plan.
     (f) Payment for Common Stock. The Committee shall determine the amount and form of any payment for Common Stock received upon settlement of a Restricted Stock Unit Award, provided that, in the absence of such determination, a Holder shall not be required to make any payment for Common Stock received upon settlement of a Restricted Stock Unit Award except to the extent otherwise required by law.
X. RECAPITALIZATION OR REORGANIZATION
     (a) No Effect on Right or Power. The existence of this Plan and the Awards granted hereunder shall not affect in any way any right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s or any subsidiary’s capital structure or its business, any merger or consolidation of the Company or any subsidiary, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any subsidiary or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

     (b) Subdivision or Consolidation of Shares; Stock Dividends. The shares with respect to which Options may be granted are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration of an Option theretofore granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company that is not otherwise covered by Paragraph X(c), the number of shares of Common Stock with respect to which such Option may thereafter be exercised (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall be proportionately reduced and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased. If, prior to the vesting of a Restricted Stock Unit Award, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares reflected by the Restricted Stock Unit Award (i) in the event of an increase in the number of outstanding shares shall be proportionately increased and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced. Any fractional share resulting from such adjustments shall be rounded down to the next whole share.
     (c) Recapitalizations. If the Company recapitalizes, reclassifies its capital stock or otherwise changes its capital structure, the number and class of shares of Common Stock covered by an Option theretofore granted or reflected by a Restricted Stock Unit Award shall be adjusted so that such Option shall thereafter cover or such Restricted Stock Unit Award shall thereafter reflect the number and class of shares of stock and securities to which the Holder would have been entitled pursuant to the terms of such transaction if, immediately prior to such transaction, the Holder had been the holder of record of the number of shares of Common Stock then covered by such Option or reflected by such Restricted Stock Unit Award.
     (d) Change of Control; Automatic Vesting of Awards. Except to the extent specifically set forth in an Award agreement, effective upon a Change of Control (i) all Restricted Stock Awards and Restricted Stock Unit Awards then outstanding shall automatically be fully vested and nonforfeitable and (ii) all Options then outstanding shall automatically be fully exercisable.
     (e) Change of Control; Discretionary Actions. Effective upon or immediately prior to a Change of Control, the Committee, acting in its sole discretion without the consent or approval of any Holder, may effect one or more of the following alternatives with respect to outstanding Options, which alternatives may vary among individual Holders and which may vary among Options held by any individual Holder: (i) cancel some or all of the outstanding Options as of such time and cause the Company to pay to each Holder an amount of cash per share equal to the excess, if any, of the Change of Control Value of the shares subject to such Option over the exercise price(s) under such Options for such shares, (ii) make such adjustments to Options then outstanding as the Committee deems appropriate, in its sole discretion, to reflect such Change of Control, or (iii) provide that the number and class of shares of Common Stock covered by an outstanding Option be adjusted so that such Option thereafter covers the number and class of shares of stock or other securities or property (including cash) to which the Holder would have been entitled pursuant to the terms of the agreement of merger, consolidation or sale of assets and dissolution if, immediately prior to such transaction, the Holder had been the holder of record of the number of shares of Common Stock then covered by such Option. The provisions of Paragraphs X(d) and X(e) shall not terminate any rights of the Holder to further payments pursuant to any other agreement with the Company following a Change of Control.
     (f) Other Changes in the Common Stock. If the outstanding Common Stock is changed by reason of a recapitalization, reorganization, merger, consolidation, combination, split-up, split-off, spin-off, exchange, distribution to the holders of Common Stock or other relevant change in capitalization occurring after the date of the grant of any Award and not otherwise provided for by this Paragraph X, such Award and any agreement evidencing such Award shall be subject to adjustment by the Committee at its sole discretion as to the number and price of shares of Common Stock or other consideration subject to or reflected by such Award. If the outstanding Common Stock is so changed, or upon the occurrence of any other event described in this Paragraph X or a Change of Control, the aggregate number of shares available under this Plan and the maximum number of shares that may be subject to or reflected by Awards granted to any one individual shall be appropriately adjusted to the extent, if any, determined by the Committee in its sole discretion, which determination shall be conclusive.

     (g) Stockholder Action. Any adjustment provided for in this Paragraph X shall be subject to any required stockholder action.
     (h) No Adjustments unless Otherwise Provided. Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to or reflected by Awards theretofore granted or the purchase price per share, if applicable.
XI. AMENDMENT AND TERMINATION OF THIS PLAN
     The Board may, in its sole discretion, terminate this Plan at any time with respect to any shares of Common Stock for which Awards have not theretofore been granted. The Board shall have the right to alter or amend this Plan or any part hereof from time to time; provided that no change in this Plan may be made that would impair the rights of a Holder with respect to an Award theretofore granted without the consent of such Holder; and provided further that the Board may not, without the approval of the stockholders of the Company, amend this Plan to (a) increase the maximum aggregate number of shares that may be issued under this Plan, (b) change the class of individuals eligible to receive Awards under this Plan, (c) change or delete Paragraph VII(f), (d) increase the maximum number of shares of Common Stock that may be subject to or reflected by Awards granted to any one individual during any calendar year, (e) permit the award of shares of Common Stock other than in the form of a Restricted Stock Award, (f) provide for additional types of awards, (g) permit the price at which a share of Common Stock may be purchased upon exercise of an Option to be less than the Fair Market Value of a share of Common Stock on the date such Option is granted or (h) alter or otherwise change any provision of this Paragraph XI.
XII. MISCELLANEOUS
     (a) No Right To An Award. Neither the adoption of this Plan nor any action of the Board or of the Committee shall be deemed to give any employee any right to be granted an Option, a right to a Restricted Stock Award, a right to a Restricted Stock Unit Award or any other rights hereunder except as may be evidenced by an Option Agreement, a Restricted Stock Agreement or a Restricted Stock Unit Agreement duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the performance of its obligations under any Award.
     (b) No Employment Rights Conferred; Employment Relationship. Nothing contained in this Plan shall (i) confer upon any employee any right with respect to continuation of employment with the Company or any subsidiary or (ii) interfere in any way with the right of the Company or any subsidiary to terminate his or her employment at any time. An employee shall be considered to have terminated employment for purposes of this Plan if such employee’s employer ceases to be a parent or subsidiary corporation of the Company (as defined in section 424 of the Code).
     (c) Other Laws; Withholding. The Company shall not be obligated to issue any Common Stock pursuant to any Award granted under this Plan at any time when the shares covered by such Award have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules and regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules and regulations available for the issuance and sale of such shares. No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid. The Company may (i) withhold, or cause to be withheld, from any payment to a Holder by or on behalf of the Company or any of its subsidiaries or (ii) require a Holder to pay to the Company or any of its subsidiaries any amount necessary to satisfy all tax withholding obligations arising under applicable local, state or federal laws with respect to an Award granted to such Holder.

     (d) No Restriction on Corporate Action. Nothing contained in this Plan shall be construed to prevent the Company or any of its subsidiaries from taking any corporate action that is deemed by the Company or any such subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on this Plan or any Award under this Plan. No employee, beneficiary or other Person shall have any claim against the Company or any of its subsidiaries as a result of any such action.
     (e) Restrictions on Transfer. An Award (other than an Incentive Stock Option, which shall be subject to the transfer restrictions set forth in Paragraph VII(c)) shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or (iii) with the consent of the Committee.
     (f) Governing Law. This Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof.
     (g) Section 409A Compliance. The Company intends that any Award granted under this Plan either (a) comply (in form and operation) with section 409A of the Code and the regulations, rulings and other guidance issued thereunder (the “Requirements”) or (b) be exempt from the application of the Requirements. Any ambiguities in this Plan shall be construed to effect the intent as described in this Paragraph XII(g). If any provision of this Plan is found to be in violation of the Requirements, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render such provision in conformity with the Requirements, or shall be deemed excised from this Plan, and this Plan shall be construed and enforced to the maximum extent permitted by the Requirements as if such provision had been originally incorporated in this Plan as so modified or restricted, or as if such provision had not been originally incorporated in this Plan, as the case may be.

Appendix B
SECOND AMENDMENT TO
NEWFIELD EXPLORATION COMPANY
2000 NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN
     WHEREAS, Newfield Exploration Company (the “Company”) has heretofore adopted the Newfield Exploration Company 2000 Non-Employee Director Restricted Plan (as amended by First Amendment effective as of May 4, 2006) (the “Plan”); and
     WHEREAS, the Company desires to amend the Plan;
     NOW, THEREFORE, the Plan shall be amended as follows:
1.	Paragraph VI(a) of the Plan shall be deleted in its entirety and replaced with the following:
(a)	“Annual Issuance of Restricted Shares. Subject to the limitation of the number of shares of Stock set forth in Paragraph V, (i) as of the date of the annual meeting of the stockholders of the Company in each year that the Plan is in effect as provided in Paragraph VIII hereof, each Non-Employee Director who is in office immediately after such meeting shall receive, without the exercise of the discretion of any person or persons, a number of Restricted Shares determined by dividing (y) $100,000 by (z) the Fair Market Value on the date of the annual meeting of stockholders, rounded down to the nearest whole number, subject to the terms set forth below, and (ii) each Non-Employee Director who is appointed to the Board by the Board for the first time after the 2000 annual meeting of stockholders (and not in connection with an annual meeting of stockholders) shall receive, without the exercise of the discretion of any persons or person, a number of Restricted Shares determined by dividing (y) $100,000 by (z) the Fair Market Value on the effective date of his/her appointment as a director, rounded down to the nearest whole number, effective as of his/her date of appointment as a director, subject to the terms set forth below. Any nominee Non-Employee Director may make an irrevocable written election in advance of election or appointment to the Board not to receive a grant of Restricted Shares pursuant to this Paragraph VI(a).”
2.	This Second Amendment shall be submitted to the stockholders of the Company for approval at the Company’s 2007 Annual Meeting of Stockholders.
3.	This Second Amendment shall be effective upon its approval by the stockholders of the Company at the Company’s 2007 Annual Meeting of Stockholders. If this Second Amendment is not so approved, it shall be void and of no further force or effect.

B-1

ANNUAL MEETING OF STOCKHOLDERS OF

NEWFIELD EXPLORATION COMPANY

May 3, 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

êPlease detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE ITEMS:
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE☒

Item 1.	The Board of Directors has nominated the persons listed below to serve as directors until 2008:

NOMINEES:
☐	FOR ALL NOMINEES	m m	David A. Trice David F. Schaible
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	m m	Howard H. Newman Thomas G. Ricks
☐	FOR ALL EXCEPT (See instructions below)	m m	C. E. (Chuck) Shultz Dennis R. Hendrix
		m m	Philip J. Burguieres John Randolph Kemp III
		m m	J. Michael Lacey Joseph H. Netherland
		m m	J. Terry Strange Pamela J. Gardner
		m	Juanita F. Romans

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee with respect to whom you wish to withhold your vote as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
Item 2.	Approval of Newfield Exploration Company 2007 Omnibus Stock Plan	☐	☐	☐

Item 3.	Approval of Second Amendment to Newfield Exploration Company 2000 Non-Employee Director Restricted Stock Plan	☐	☐	☐

Item 4.	Ratification of appointment of PricewaterhouseCoopers LLP as independent accountants	☐	☐	☐

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE HEREOF.

	I plan to attend the meeting.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

NEWFIELD EXPLORATION COMPANY
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
May 3, 2007
This Proxy is Solicited on Behalf of the Board of Directors of Newfield Exploration Company
PROXY

     The undersigned hereby appoints David A. Trice, Terry W. Rathert and C. William Austin, and each of them, proxies for the undersigned with full power of substitution, to vote all shares of Newfield Exploration Company Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Newfield Exploration Company to be held in Houston, Texas, on Thursday, May 3, 2007 at 11:00 A.M., or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.
     Please mark this proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side; no boxes need to be checked.
(Continued and to be signed on the reverse side.)

COMMENTS:

14475

ANNUAL MEETING OF STOCKHOLDERS OF

NEWFIELD EXPLORATION COMPANY

May 3, 2007

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible. If the envelope is missing, please address your completed proxy card to Newfield Exploration Company, c/o American Stock Transfer & Trust Company, 59 Maiden Lane, New York, N.Y. 10273-0923.

-OR-

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

-OR-

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up UNTIL 11:59 PM Eastern Daylight Time the day before the meeting date.

êPlease detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE ITEMS:
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

Item 1.	The Board of Directors has nominated the persons listed below to serve as directors until 2008:

NOMINEES:
☐	FOR ALL NOMINEES	m m	David A. Trice David F. Schaible
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	m m	Howard H. Newman Thomas G. Ricks
☐	FOR ALL EXCEPT (See instructions below)	m m	C. E. (Chuck) Shultz Dennis R. Hendrix
		m m	Philip J. Burguieres John Randolph Kemp III
		m m	J. Michael Lacey Joseph H. Netherland
		m m	J. Terry Strange Pamela J. Gardner
		m	Juanita F. Romans

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee with respect to whom you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
Item 2.	Approval of Newfield Exploration Company 2007 Omnibus Stock Plan	☐	☐	☐

Item 3.	Approval of Second Amendment to Newfield Exploration Company 2000 Non-Employee Director Restricted Stock Plan	☐	☐	☐

Item 4.	Ratification of appointment of PricewaterhouseCoopers LLP as independent accountants	☐	☐	☐

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE HEREOF.

	I plan to attend the meeting.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.